                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                              ArvinMeritor, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]  No fee required.

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                          [ArvinMeritor Logo]

                                          LETTER TO
                                          SHAREOWNERS
                                          NOTICE OF 2004
                                          ANNUAL MEETING
                                          AND
                                          PROXY STATEMENT

[ArvinMeritor Logo]

January 5, 2004

Dear Shareowner:

You are cordially invited to attend the 2004 annual meeting of shareowners of ArvinMeritor, Inc.

The meeting will be held at the Hyatt Regency Tampa Hotel in Tampa, Florida, on Wednesday, February 18, 2004, at 2 p.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please mark the box on your proxy card or indicate your intention to attend when voting by telephone or Internet, and an admittance card will be forwarded to you as promptly as possible.

We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

/s/ Larry D. Yost
Larry D. Yost
Chairman of the Board
and Chief Executive Officer

/s/ Terrence E. O'Rourke

Terrence E. O'Rourke
President and
Chief Operating Officer

                               ARVINMERITOR, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186

                  NOTICE OF 2004 ANNUAL MEETING OF SHAREOWNERS

TO THE SHAREOWNERS OF ARVINMERITOR, INC.:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company") will be held at the Hyatt Regency Tampa Hotel, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida 33602, on Wednesday, February 18, 2004, at 2 p.m. (Eastern Standard Time) for the following purposes:

     (1)(a) to elect four members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2007;

        (b) to elect one member of the Board of Directors of the Company with a term expiring at the Annual Meeting in 2005;

     (2) to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company;

     (3) to consider and vote upon a proposal to approve the adoption by the Board of Directors of the 2004 Directors Stock Plan; and

     (4) to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 12, 2003 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

[/s/ Bonnie Wilkinson]
Bonnie Wilkinson
Secretary

January 5, 2004

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

                                PROXY STATEMENT

     The 2004 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company" or "ArvinMeritor") will be held on February 18, 2004, for the purposes set forth in the accompanying Notice of 2004 Annual Meeting of Shareowners. The Board of Directors of ArvinMeritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. We are first sending this statement and the proxy to shareowners on or about January 5, 2004.

     Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; or (c) voting via the Internet. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

     If your shares are held in "street name" by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your ArvinMeritor shares.

     Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on December 12, 2003 are entitled to receive notice of, and to vote at, the meeting. On December 12, 2003, we had outstanding 68,497,409 shares of Common Stock, par value $1 per share, of ArvinMeritor ("Common Stock"). Each holder of Common Stock is entitled to one vote for each share held.

     As of December 12, 2003, T. Rowe Price Trust Company, as directed trustee under the ArvinMeritor savings plans for its participating employees, and Wells Fargo Bank, N.A., as trustee under the savings plans for participating employees of Rockwell Automation, Inc. (formerly Rockwell International Corporation, and referred to in this proxy statement as "Rockwell"), owned the following shares of Company Common Stock:

                                                                       PERCENT OF OUTSTANDING
NAME AND ADDRESS                                   NUMBER OF SHARES         COMMON STOCK
----------------                                   ----------------    ----------------------
T. Rowe Price Trust Company......................     4,319,219                 6.31
4555 Painters Mill Road
Owings Mills, MD 21117
Wells Fargo Bank, N.A. ..........................     2,286,538                 3.34
707 Wilshire Boulevard
Los Angeles, CA 90017

     If you are a participant in any of these plans, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares held in the Rockwell plans will be voted as the trustee deems proper, and shares held in the

ArvinMeritor plans will be voted by the directed trustee in the same manner and proportion as shares for which instructions are received.

     In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of ArvinMeritor Common Stock as of December 31, 2002. This information is based on a Schedule 13G dated February 14, 2003, which was filed with the Securities and Exchange Commission ("SEC").

                                                                     PERCENT OF OUTSTANDING
NAME AND ADDRESS                                NUMBER OF SHARES    COMMON STOCK AT 12/31/02
----------------                                ----------------    ------------------------
FMR Corp., Edward C. Johnson 3d, Abigail P.
Johnson, Fidelity Management & Research
Company and Fidelity Low Priced Stock Fund         6,122,851                 9.012
82 Devonshire Street, Boston, MA 02109

ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting held three years later. The Company's Board of Directors currently consists of thirteen members.

     Four directors are standing for re-election at the 2004 Annual Meeting as Class I directors, for terms expiring at the Annual Meeting in 2007. Richard W. Hanselman (formerly a Class I director) is standing for re-election as a Class II director for a term expiring at the Annual Meeting in 2005. The four other directors currently in Class II and the four directors in Class III are serving terms expiring at the Annual Meeting of Shareowners in 2005 and 2006, respectively.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class
I -- Nominees for Director with Terms Expiring in 2007 and Class II -- Nominee for Director with a Term Expiring in 2005 below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and of a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

     The following information, as reported to us as of the date of this proxy statement, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director of ArvinMeritor and its predecessors, Meritor Automotive, Inc. ("Meritor") and Arvin Industries, Inc. ("Arvin"), which merged into ArvinMeritor on July 7, 2000 (the "merger"); position, if any, with ArvinMeritor; business experience; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS I -- NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2007

RHONDA L. BROOKS
President, R. Brooks Advisors, Inc. (Business Consultant)

Age 51

[RHONDA L. BROOKS PHOTO]
                Ms. Brooks, a director since July 2000 and a director of Meritor from July 1999 until the merger, is a member of the Environmental and Social Responsibility Committee. She is currently the President of R. Brooks Advisors, Inc., a consultant for start-up firms and advisor for a private equity company. She served Owens Corning (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice
                President -- Oral Care and New Product Strategies, and Vice President -- Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Central Vermont Public Service Corporation.

WILLIAM R. NEWLIN
Executive Vice President and Chief Administrative Officer of Dick's Sporting Goods, Inc. (Sporting Goods)

Age 63

[WILLIAM R. NEWLIN PHOTO]
                Mr. Newlin, a director since July 2003, has served as Executive Vice President and Chief Administrative Officer of Dick's Sporting Goods, Inc. since October 2003 and Managing General Partner of CEO Venture Fund since 1985. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (law firm) from 1980 to October 2003. Mr. Newlin is the lead director of Kennametal Inc. and a director of Black Box Corporation and Parker/Hunter Incorporated.

TERRENCE E. O'ROURKE
President and Chief Operating Officer of ArvinMeritor

Age 56

[TERRENCE E. O'ROURKE PHOTO]
                Mr. O'Rourke has been a director and has served as President and Chief Operating Officer of the Company since June 2002. He was Senior Vice President and President, Light Vehicle Systems, of the Company (and of Meritor, prior to the merger) from March 1999 to May 2002. Before joining the Company, he served as Group Vice President and President-Ford Division of Lear Corporation (automotive component supplier) from January 1996 to January 1999, and as President-Chrysler Division of Lear from October 1994 to January 1996. From 1973 to 1994 he held a number of management positions with Ford Motor Company (automotive), including supply manager for the Climate Control Division of North American Automotive Operations (NAAO) and manager of Procurement Operations for NAAO.

LARRY D. YOST
Chairman of the Board and Chief Executive Officer of ArvinMeritor

Age 65

[LARRY D. YOST PHOTO]
                Mr. Yost has been a director since March 2000, when he was elected to his present position, and was a director of Meritor from May 1997 until the merger. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, Operations, of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. He served as Chairman of the Board and Chief Executive Officer of Meritor from May 1997 until July 2000. Mr. Yost is a director of Kennametal Inc. and UNOVA, Inc.

CLASS II -- NOMINEE FOR DIRECTOR WITH A TERM EXPIRING IN 2005

RICHARD W. HANSELMAN
Former Chairman of the Board, Health Net, Inc. (Managed Care Provider)

Age 76

[RICHARD W. HANSELMAN PHOTO]
                Mr. Hanselman, a director since July 2000 and a director of Arvin from 1983 until the merger, is a member of the Corporate Governance and Nominating Committee. He was Chairman of the Board of Health Net, Inc. (including with its predecessor, Foundation Health Corporation) from 1999 until December 2003, and he continues to serve as a director. Earlier, Mr. Hanselman joined Genesco, Inc. (footwear and apparel) in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as Chairman of the Board until 1986. Mr. Hanselman is an Honorary Trustee of the Committee for Economic Development.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES, WHICH IS PRESENTED AS ITEM (1).

CLASS II -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2005

JOSEPH P. FLANNERY
Chairman of the Board, President and Chief Executive Officer, Uniroyal Holding, Inc. (Holding Company)

Age 71

[JOSEPH P. FLANNERY PHOTO]
                Mr. Flannery, a director since July 2000 and a director of Arvin from 1991 until the merger, is a member of the Corporate Governance and Nominating Committee and the Compensation and Management Development Committee. He is the Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc., positions he has held since 1987. Mr. Flannery is a director of Newmont Mining Corporation and The Scotts Company.

WILLIAM D. GEORGE, JR.
Retired President and Chief Executive Officer, S.C. Johnson Wax (Chemical Specialty Products)

Age 71

[WILLIAM D. GEORGE, JR. PHOTO]
                Mr. George, a director since July 2000 and a director of Arvin from 1994 until the merger, is Chairman of the Audit Committee and a member of the Environmental and Social Responsibility Committee. Since 1981, he served in a variety of positions with S.C. Johnson Wax, until he became Executive Vice President and Chief Operating Officer, Worldwide Consumer Products from 1988 to 1990, and President, Worldwide Consumer Products from 1990 to 1993. Mr. George was elected President and Chief Executive Officer of S.C. Johnson Wax in 1993, positions he held until retirement in 1997. He is also a director of Reilly Industries, Inc. and is a member of the Board of Trustees of Carthage College.

CHARLES H. HARFF
Retired Senior Vice President, General Counsel and Secretary of Rockwell (Electronic Controls and Communications)

Age 74

[CHARLES H. HARFF PHOTO]
                Mr. Harff, a director since July 2000 and a director of Meritor from May 1997 until the merger, is a member of the Audit Committee and the Compensation and Management Development Committee. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell, and he served as a consultant to Rockwell from February 1996 to July 2001. He is a retired president and director of the Fulbright Association and a director of several charitable and civic organizations.

MARTIN D. WALKER
Retired Chairman of the Board and Chief Executive Officer, M.A. Hanna Company (Specialty Chemicals, Plastics and Rubber Products)

Age 71

[MARTIN D. WALKER PHOTO]
                Mr. Walker, a director since July 2000, is the Chairman of the Compensation and Management Development Committee and a member of the Corporate Governance and Nominating Committee. He is a principal of MORWAL Investments. Mr. Walker served M.A. Hanna Company as Chief Executive Officer from October 1998 until June 1999 and as Chairman of the Board from October 1998 until December 1999. He had previously served M.A. Hanna as Chief Executive Officer from 1986 until December 1996 and as Chairman of the Board from 1986 until June 1997. He is a director of Graphics Packaging International, Inc., Lexmark International Group, Textron, Inc. and The Timken Company.

CLASS III -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2006

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, Vibration Control Technologies, LLC and A and D Technologies LLC (Automotive Components)

Age 60

[JOSEPH B. ANDERSON, JR. PHOTO]
                Mr. Anderson, a director since July 2000 and a director of Meritor from September 1997 until the merger, is Chairman of the Corporate Governance and Nominating Committee and a member of the Environmental and Social Responsibility Committee. He has served as Chairman of the Board and Chief Executive Officer of Vibration Control Technologies, LLC since January 2002 and of A and D Technologies LLC since 2003. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) (automotive components) from October 1994 until March 2002. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation and R.
                R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

VICTORIA B. JACKSON
President, Victoria Belle, Inc. (Design, Manufacturing and Marketing of Specialty Retail Products)

Age 48

[VICTORIA B. JACKSON PHOTO]
                Ms. Jackson, a director since July 2000 and a director of Meritor from July 1999 until the merger, is a member of the Audit Committee. She currently serves as President of Victoria Belle, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson is a director of AmSouth Bancorporation and is a member of various business, educational and civic organizations.

JAMES E. MARLEY
Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 68

[JAMES E. MARLEY PHOTO]
                Mr. Marley, a director since July 2000 and a director of Meritor from April 1999 until the merger, is Chairman of the Environmental and Social Responsibility Committee and a member of the Audit Committee. He is the retired Chairman of the Board of AMP Inc., serving in that position from 1993 to 1998. He served AMP as President and Chief Operating Officer from 1990 to 1992, as President from 1986 to 1990, and in a variety of engineering and executive positions from 1963, when he joined AMP, until 1986. He is also a director of Armstrong Holdings, Inc. and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations.

JAMES E. PERRELLA
Retired Chairman of the Board, President and Chief Executive Officer, Ingersoll-Rand Company (Industrial Components)

Age 68

[JAMES E. PERRELLA PHOTO]
                Mr. Perrella, a director since July 2000 and a director of Arvin from 1999 until the merger, is a member of the Compensation and Management Development Committee and the Corporate Governance and Nominating Committee. Mr. Perrella served as Chairman of the Board of Ingersoll-Rand Company from 1993 until his retirement in 2000. Between 1993 and October 1999, he also served as President and Chief Executive Officer of Ingersoll-Rand. Mr. Perrella is also a director of Becton Dickinson and Company, Bombardier Inc. and Milacron Inc.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of ArvinMeritor. In fiscal year 2003, the Board of Directors held eleven regularly scheduled and special meetings. Each director attended more than 75% of the aggregate number of meetings of the Board and the committees on which he or she served in fiscal year 2003. ArvinMeritor encourages each director to attend the Annual Meeting of Shareowners. Eleven of the thirteen directors (including one director who retired from Board service effective immediately after the meeting) attended the 2003 Annual Meeting.

     The Board has established four standing committees the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.arvinmeritor.com, in the investor information section and paper copies will be provided upon request to the Office of the Secretary, ArvinMeritor, Inc., 2135 West Maple Road, Troy, MI 48084.

     Audit Committee. ArvinMeritor has a separately designated standing audit committee established in compliance with applicable provisions of the Securities Exchange Act of 1934, as amended. The Audit Committee is currently composed of four non-employee directors, William D. George, Jr. (chairman), Charles H. Harff, Victoria B. Jackson and James E. Marley, each of whom meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that ArvinMeritor has at least one "audit committee financial expert" (as defined in Section 401(h) of Regulation S-K) serving on the Audit Committee. The Board has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with rules of the New York Stock Exchange. The Audit Committee charter is attached to this proxy statement as Appendix A.

     The Audit Committee is charged with monitoring the integrity of the Company's financial statements, compliance with legal and regulatory requirements, and the independence, qualifications and performance of the Company's internal audit function and independent accountants. The Audit Committee has sole authority to select and employ (subject to approval of the shareowners), and to terminate and replace where appropriate, the independent public accountants for the Company and also has authority to:

     - approve and cause the Company to pay all audit engagement fees;

     - review the scope of and procedures used in audits and reviews of the Company's financial statements by the independent public accountants;

     - review the Company's annual and quarterly financial statements before their release;

     - oversee the resolution of any disagreements between the independent public accountants and management;

     - review at least annually a report from the independent public accountants describing the firm's internal quality control procedures;

     - review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report from the independent public accountants as to their independence;

     - review the adequacy of the Company's systems of internal controls and recommendations of the independent public accountants with respect to internal controls;

     - review the internal audit charter, the scope of the annual internal audit plan, the results of internal audits and significant internal control issues;

     - consult with management as to the appointment and removal of the general auditor charged with auditing and evaluating the Company's system of internal controls;

     - monitor compliance by employees with the Company's standards of business conduct policies;

     - monitor policies with respect to risk assessment and risk management and initiatives to control risk exposures;

     - investigate matters brought to its attention within the scope of its duties;

     - engage outside consultants, independent counsel or other advisors as it deems appropriate to perform its duties;

     - establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters; and

     - set the Company's policies with respect to hiring former employees of the independent public accountants.

     As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a Committee without members of management. The Audit Committee held six meetings in fiscal year 2003.

     Compensation and Management Development Committee. The four members of the Compensation and Management Development Committee (the "Compensation Committee"), Martin D. Walker (chairman), Joseph P. Flannery, Charles H. Harff and James E. Perrella, are non-employee directors who meet the criteria for independence specified in the listing standards of the New York Stock Exchange and are not eligible to participate in any of the plans or programs that are administered by the Committee. Under the terms of its charter, the principal functions of the Compensation Committee are to:

     - review and approve the goals and objectives relevant to the Chief Executive Officer's compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;

     - fix salaries of all of the Company's other officers and review the salary plan for other Company executives;

     - evaluate the performance of the Company's senior executives and plans for management succession and development;

     - review the design and competitiveness of the Company's compensation plans and medical benefit plans, and make recommendations to the Board of Directors;

     - administer the Company's incentive, deferred compensation, stock option and long-term incentives plans; and

     - review all material amendments to the Company's pension plans and make recommendations to the Board concerning these amendments.

     The Compensation Committee has the authority to hire outside consultants and approve their fees, and is required to assess the Committee's performance at least annually. The Compensation Committee held three meetings and acted by unanimous written consent three times in fiscal year 2003.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of five non-employee directors, Joseph B. Anderson, Jr. (chairman), Joseph P. Flannery, Richard W. Hanselman, James E. Perrella and Martin D. Walker, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The principal functions of the Corporate Governance and Nominating Committee are to:

     - consider and recommend to the Board qualified candidates for election as directors of the Company;

     - periodically prepare and submit to the Board for adoption the Committee's selection criteria for director nominees;

     - recommend to the Board and management a process for new Board member orientation;

     - periodically assess the performance of the Board;

     - consider matters of corporate governance and Board practices and recommend improvements to the Board;

     - review periodically the Company's charter and by-laws in light of statutory changes and current best practices;

     - review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

     - review Director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a Director when appropriate; and

     - annually assess the Committee's performance.

     The Corporate Governance and Nominating Committee held five meetings in fiscal year 2003. See "Nominating Procedures" below for further information on the nominating process.

     Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee is composed of four non-employee directors, James E. Marley (chairman), Joseph B. Anderson, Jr., Rhonda L. Brooks and William D. George, Jr. Under the terms of its charter, the Committee reviews and assesses the Company's policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This Committee held two meetings in fiscal year 2003.

NOMINATING PROCEDURES

     As described above, ArvinMeritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of five outside directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee's charter is posted on our website, www.arvinmeritor.com, in the investor information section.

     The Board has adopted membership guidelines that outline the desired composition of the Board and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in Board composition include diversity, age, international background and experience and specialized expertise. A significant majority of the Board should be directors who are not past or present employees of the Company or of a significant shareowner, customer or supplier.

     In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met by a Board nominee. The Committee is guided by the composition guidelines set forth above, and by the following basic selection criteria: highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. With respect to nomination of continuing directors for re-election, the individual's contributions to the Board, as reflected in results of the most recent peer review of individual director performance, are also considered.

     The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used and no fees have been paid in the past fiscal year.

     Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. No candidates for Board membership have been put forward by large long-term security holders or groups of security holders for election at the 2004 Annual Meeting.

COMPENSATION OF DIRECTORS

     Only non-employee directors receive compensation for Board service. Directors who are also employees of ArvinMeritor or a subsidiary do not receive compensation for serving as directors.

     Retainer Fees. In fiscal year 2003, non-employee directors of ArvinMeritor received a retainer at the rate of $35,000 per year for Board service. The Chairman of the Audit Committee received an additional retainer of $5,000 per year, and the Chairmen of the other three standing Board committees each received an additional retainer of $3,000 per year. No additional retainer was paid for service as committee members.

     Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each Audit Committee meeting ($750 for each telephone meeting), and $1,000 for attendance at each meeting of other Board committees ($500 for each telephone meeting).

     Equity-Based Awards. In fiscal year 2003, immediately after the Annual Meeting of Shareowners, each non-employee director received grants of 1,000 shares of Common Stock and options to purchase 3,000 shares of Common Stock at the closing price of the Common Stock on the New York Stock
Exchange -- Composite Transactions reporting system on the date of the grant. A non-employee director elected to the Board during the fiscal year received a pro rata portion of these grants.

     Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer the entire annual grant of shares and all or any portion of the cash retainer and meeting fees by electing to receive restricted shares that could be forfeited if certain conditions are not satisfied. The restricted shares in lieu of the cash retainer and meeting fees are valued at the closing price of the Common Stock on the New York Stock
Exchange -- Composite Transactions reporting system on the date each retainer and meeting fee payment would otherwise be made in cash.

     Changes in Director Compensation. Beginning with fiscal year 2004, the annual retainer for Board service was increased to $45,000, the additional annual retainer for the Chairman of the Audit Committee was increased to $10,000, and the additional annual retainer for the Chairman of the Compensation Committee was increased to $7,000. These increases were implemented to reflect the additional responsibilities and time commitments related to Board service and chairmanship of these committees.

     In addition, the Board has adopted and recommended to the shareowners for approval a new Directors Stock Plan that will provide flexibility to make annual equity-based grants to non-employee directors in the form of restricted stock or restricted stock units, as well as Common Stock and options. It is expected that the annual equity-based grant to each non-employee director following the 2004 Annual Meeting of Shareowners will be in the form of 2,400 restricted stock units. See "Proposal to Approve the 2004 Directors Stock Plan" below for further information on the proposed new plan.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On October 5, 2000, Owens Corning filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware. Owens Corning stated that it took the action to address demands on its cash flow resulting from asbestos-related liability. Rhonda L. Brooks, a director of the Company, was President of Owens Corning's Roofing Systems Business from December 1997 to June 2000, and President of its Exterior Systems Business from June 2000 to July 2002.

CORPORATE GOVERNANCE AT ARVINMERITOR

     ArvinMeritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to ArvinMeritor's shareowners. Our corporate governance guidelines have been in place since the Company's creation in 1997 and were derived from the principles that had been in place for many years at Rockwell. The guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Corporate Governance Guidelines are posted on our website, www.arvinmeritor.com, in the investor information section, and paper copies will be provided upon request to the Office of the Secretary, ArvinMeritor, Inc., 2135 West Maple Road, Troy, MI 48084. Our policies and practices are summarized below.

Board Independence

     - Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing requirements of the New York Stock Exchange.

     - The Corporate Governance and Nominating Committee reviews the independence of each director annually. Currently, all of our non-management directors are independent.

     - Only independent directors can serve on the Board's standing committees.

Board Composition

     - Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board (see "Nominating Procedures" above for information on Board selection criteria).

     - Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.

     - Committee chairmanships are normally rotated at least once every four years, with the chair of one standing committee changing each year. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair.

     - The Board has established term limits that provide that each director shall serve no more than 12 consecutive years, beginning the later of his initial election to the Board or the date of adoption of the provision (November 12, 2003). The Board, by affirmative vote of at least 2/3 of the directors, may make exceptions to this provision in appropriate cases.

     - The Guidelines on Corporate Governance establish the following expectations regarding director tenure:

      - Non-employee directors are required to offer not to stand for reelection if they are age 70 at the time of re-election or will reach age 70 during their new term. The Corporate Governance and

        Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term.

      - Directors whose job responsibilities change significantly during their Board service are required to offer to resign or not to stand for reelection. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership.

      - When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate.

Key Responsibilities of the Board

     - The Company's long-term strategic goals and plans are discussed in depth by the Board at least annually.

     - The non-management directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer's performance against long-term goals and objectives established by the Compensation Committee.

     - Management development and succession plans are reviewed annually, including CEO succession plans.

Board and Committee Meetings

     - Board and committee agendas are developed through discussions with management and Board members, and are focused on business performance and strategic issues, leadership, and recent developments.

     - Presentation materials are generally sent to Board and committee members for review in advance of each meeting.

     - Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director's attendance and addresses issues when appropriate.

     - Non-management directors meet in private executive sessions at the end of each regular Board meeting. The chair of each of the four standing committees, on a rotating basis, chairs these meetings.

     - Information and data important to understanding of the business, including financial and operating information, are distributed regularly to the Board.

Board Performance and Operations

     - The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

     - Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading "Board of Directors and Committees."

     - The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees.

     - To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board's performance. These assessments are made of either the Board as a whole or each individual director. Results are shared with the Board, and action plans are formulated to address any deficiencies.

Director Education

     - Each new director is provided a full-day program of orientation to the Company's business, which includes discussions with each business and functional head, background materials on the Company's financial condition and business, and a facility tour.

     - The continuing education process for Board members includes extensive informational materials, meetings with key management and visits to Company facilities.

     - Meeting agenda regularly include discussions of business environment, outlook, performance and action plans for the various business segments.

     - Board and committee meeting agenda regularly include topics of director education, including updates on corporate governance developments.

     - Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship, and other topics of interest.

     - Each director is encouraged to visit at least two Company plants each year, and, at least once each year, a Board meeting is held at a plant location.

     - Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors.

     - In each fiscal year, at least one director is required to attend a director education seminar accredited by Institutional Shareholder Services. In fiscal year 2003, three directors attended such accredited seminars.

Alignment with Shareowner Interests

     - A large portion of director compensation is equity-based and therefore tied to the Company's stock performance. Directors can also elect to receive their cash retainer fees in the form of Common Stock.

     - The Board has adopted stock ownership guidelines that require each non-employee director to own Common Stock with a market value equal to at least five times the annual cash retainer, effective on the later of five years after the director's initial election to the Board or three years after adoption of the guidelines (November 12, 2006).

     - The Compensation Committee and the Board oversee employee compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines (see Compensation Committee Report on Executive Compensation below).

     - Senior management meets regularly with major institutional investors and shareholders and reports to the Board on analyst and shareholder views of the Company.

CODE OF ETHICS

     All ArvinMeritor employees, including our chief executive officer, chief financial officer, controller and other executive officers, are required to comply with our corporate policies regarding Standards of Business Conduct and Conflicts of Interest. These policies have been in place since the Company was formed in a spin-off from Rockwell in 1997 and were derived from similar policies in place at Rockwell. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner, and the Audit Committee has oversight responsibility with respect to compliance. Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our Ethics Helpline, by means of a toll-free telephone call or e-mail. All concerns and complaints are investigated by the Office of the General Counsel.

     ArvinMeritor's ethics manual, including the text of the policies on Standards of Business Conduct and Conflicts of Interest, is posted in the investor information section on our website (www.arvinmeritor.com). We will also post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to us as of November 30, 2003, of ArvinMeritor Common Stock of (a) each director, (b) each executive officer or former executive officer listed in the Summary Compensation Table under the heading Executive Compensation below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding ArvinMeritor Common Stock.

                  BENEFICIAL OWNERSHIP AS OF NOVEMBER 30, 2003

                                                                        COMMON STOCK
                                                         -------------------------------------------
NAME                                                     SHARES(1)(2)            PERCENT OF CLASS(3)
----                                                     ------------            -------------------
Joseph B. Anderson, Jr.................................      10,125(4)                     *
Rhonda L. Brooks.......................................      11,250(5)                     *
Joseph P. Flannery.....................................      13,706                        *
William D. George, Jr..................................      15,000(4)                     *
Richard W. Hanselman...................................      14,500                        *
Charles H. Harff.......................................      32,047(6)                     *
Victoria B. Jackson....................................      11,250(4)                     *
James E. Marley........................................      20,066(4)                     *
William R. Newlin......................................      11,866(4)(7)(11)              *
James E. Perrella......................................      21,742(4)                     *
Martin D. Walker.......................................      24,507(4)(8)                  *
Larry D. Yost..........................................     863,013(4)(9)(10)(11)        1.25
Terrence E. O'Rourke...................................     235,480(4)(9)(10)            .34
S. Carl Soderstrom, Jr.................................     159,126(4)(9)                .23
Thomas A. Gosnell......................................     164,557(4)(9)(11)            .24
William K. Daniel......................................     155,453(4)(9)(11)            .23
Craig M. Stinson.......................................     184,792(4)(9)                .27
All of the above and other executive officers as a
  group (26 persons)...................................   2,419,456(4)(9)(11)           3.46

---------------
  *  Less than 0.1%

 (1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

 (2) In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,937 shares for Mr. Anderson; 6,938 shares for each of Ms. Brooks and Ms. Jackson; 8,250 shares for each of Messrs. Flannery, George and Hanselman; 10,875 shares for Mr. Harff; 7,500 shares for Mr. Marley; 0 shares for Mr. Newlin; 6,250 shares for Mr. Perrella; 5,250 shares for Mr. Walker; 459,668; 154,500; 95,667; 117,000; 112,250; and 129,668 shares for Messrs.
     Yost, O'Rourke, Soderstrom, Gosnell, Daniel and Stinson, respectively; and 1,436,965 shares for all directors and executive officers as a group.

 (3) For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (4) Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the Company's long-term incentive plans, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

 (5) Includes 4,312 shares held as trustee of a revocable trust.

 (6) Includes 2,332 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 18,840 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

 (7) Includes 6,860 shares held by a trust of which Mr. Newlin's spouse is beneficiary.

 (8) Includes 2,133 shares held in the Martin D. Walker Charitable Remainder Trust, 3,750 shares held in the Mary J. Walker Trust, and 11,125 shares held in the Martin D. Walker Trust, of which Mr. Walker is trustee, and 2,249 shares held in the Walker Charitable Foundation.

 (9) Includes shares beneficially owned under the Company's and Rockwell's Savings Plans and the Company's Deferred Compensation and Equity Plans. Does not include the following share equivalents held under the Company's supplemental savings plan on November 30, 2003: 29,996; 13,827; 7,575; 10,709; 348; and 348 shares for Messrs. Yost, O'Rourke, Soderstrom, Gosnell, Daniel and Stinson, respectively, and 91,294 shares for all directors and executive officers as a group.

(10) Includes deferred awards of Common Stock.

(11) Includes shares held jointly or in other capacities or held by a spouse.

EXECUTIVE COMPENSATION

     The information shown below reflects the annual and long-term compensation, from all sources, of our chief executive officer, the other four most highly compensated executive officers of the Company for the fiscal year ended September 30, 2003, and one additional individual who would have been included in this group if he had been an executive officer at the end of the fiscal year (the "Named Executive Officers"). The compensation reported below is for services rendered in all capacities to ArvinMeritor and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                        -----------------------------------------
                                           ANNUAL COMPENSATION                    AWARDS                PAYOUTS
                                    ---------------------------------   ---------------------------   -----------
                                                              OTHER     RESTRICTED        STOCK
                                                             ANNUAL       STOCK        UNDERLYING      LONG-TERM    ALL OTHER
NAME AND PRINCIPAL POSITION                                  COMPEN-      AWARDS         OPTIONS       INCENTIVE    COMPENSA-
WITH THE COMPANY(1)          YEAR    SALARY     BONUS(3)    SATION(4)     ($)(5)      (# OF SHARES)   PAYMENTS(8)    TION(9)
---------------------------  ----   --------   ----------   ---------   ----------    -------------   -----------   ---------
Larry D. Yost............    2003   $988,667   $        0    $12,225    $1,164,320(6)    151,000       $      0     $113,401
  Chairman of the Board      2002    892,500    1,531,352     21,015             0       302,000              0      109,073
  and Chief Executive        2001    840,000            0     13,457     2,234,271(7)    208,000        257,088       40,425
  Officer
Terrence E. O'Rourke.....    2003    586,667            0     23,352       490,240(6)     63,000              0       58,263
  President and Chief        2002    432,917      708,075     15,417             0        90,000              0       51,345
  Operating Officer          2001    370,000            0     17,501       214,442(7)     63,000         80,640       18,013
S. Carl Soderstrom, Jr....   2003    378,333            0     73,020       352,360(6)     45,000              0       37,275
  Senior Vice President      2002    360,417      450,000     25,631             0        90,000              0       36,469
  and Chief Financial        2001    295,458            0     13,282       371,456(7)     31,000         51,936       31,782
  Officer
Thomas A. Gosnell........    2003    374,583            0     74,144       352,360(6)     45,000              0       34,601
  Senior Vice President      2002    349,583      394,322     31,613             0        90,000              0       33,476
  and President,             2001    335,000            0     12,112       267,579(7)     63,000         41,040       16,103
  Commercial Vehicle
  Systems
William K. Daniel........    2003    330,000            0     18,419       229,800(6)     30,000              0        9,094
  Senior Vice President      2002    312,500      400,000     12,973             0        60,000              0        8,263
  and President, Light       2001    300,000            0      8,887        77,493(7)     42,000         22,144       12,750
  Vehicle Aftermarket
Craig M. Stinson.........    2003(2)  425,000           0     22,156       383,000(6)     50,000              0       29,237
  Former Senior Vice         2002    345,417      527,262     33,544             0        90,000              0       16,818
  President and President,   2001    300,000            0      7,016        58,949(7)     63,000         20,544       53,652
  Light Vehicle Systems

---------------
(1) Except with respect to Mr. Stinson, who resigned effective August 26, 2003, the table reflects the positions held with ArvinMeritor at September 30, 2003. Mr. O'Rourke previously served ArvinMeritor as Senior Vice President and President, Light Vehicle Systems (July 2000-May 2002); Mr. Stinson previously served as Senior Vice President and President, Air & Emissions Technologies (September 2000-May 2002); Mr. Soderstrom previously served as Senior Vice President, Engineering, Quality and Procurement (July 2000-July
    2001); and Mr. Gosnell previously served as Senior Vice President and President, Heavy Vehicle Systems Aftermarket Products (July 2000-November
    2000).

(2) Mr. Stinson resigned from his position with the Company effective August 26, 2003. His 2003 compensation includes compensation paid to him for the balance of the fiscal year pursuant to an agreement with the Company. See Agreements with Named Executive Officers below.

(3) This column reflects amounts awarded, even if deferred for future payment.

(4) This column includes (a) amounts reimbursed to the Named Executive Officers for the payment of income taxes on the value of perquisites; and (b) the following perquisites for fiscal year 2003: Mr. Soderstrom -- use of company automobile, $10,255; club dues, $12,856; reimbursement for cost of financial services, $6,500; and benefit related to lease car purchase, $11,945; and Mr. Gosnell -- use of company automobile, $11,922; club dues, $8,415; reimbursement for cost of financial services, $5,850; and benefit related to lease car purchase, $16,435. Perquisites for Messrs. Soderstrom and Gosnell in fiscal years 2002 and 2001, and for each of the other Named Executive Officers in each fiscal year, did not exceed the lesser of $50,000 or 10% of salary and bonus.

(5) The Named Executive Officers held the following aggregate numbers of restricted shares of Common Stock at September 30, 2003, with an aggregate value (based on the closing price of ArvinMeritor Common Stock, $17.81 per share, on the New York Stock Exchange -- Composite Transactions reporting system on September 30, 2003) as follows: Mr. Yost -- 244,801 shares, $4,359,906; Mr. O'Rourke -- 44,298 shares, $788,947; Mr.
    Soderstrom -- 43,518 shares, $775,056; Mr. Gosnell -- 37,936 shares, $675,640; Mr. Daniel -- 19,527 shares, $347,776; and Mr. Stinson -- 28,773 shares, $512,447. Cash dividends are paid on the restricted shares granted to the Named Executive Officers in fiscal years 2003 and 2001 and, prior to vesting, these dividends are reinvested in additional restricted shares of Common Stock.

(6) Performance-based restricted shares of Common Stock were granted to the Named Executive Officers on November 22, 2002. The amount in the table is based on the number of shares granted multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of grant ($15.32 per share). The portion of the restricted shares that will vest at the end of the three-year restricted period depends on achieving the same levels of earnings per share growth and cash flow/return on investment that determine payouts of performance awards under the 1997 Long-Term Incentives Plan for the three-year performance period ending September 30, 2005. See Long-Term Incentive Plan Awards below.

(7) Restricted shares of Common Stock were issued to the Named Executive Officers on July 16, 2001 in exchange for cancellation of outstanding stock options. The reported dollar value of the 2001 grants represents the number of restricted shares issued, multiplied by the closing price of ArvinMeritor Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of grant ($19.50 per share).

(8) Long-term incentive payments for Messrs. Yost, O'Rourke, Soderstrom and Gosnell in fiscal year 2001 consist of cash paid by the Company with respect to three-year performance plans, established under the Meritor 1997 Long-Term Incentives Plan, that ended in that year. Long-term incentive payments for Messrs. Daniel and Stinson in fiscal year 2001 consist of cash paid by the Company with respect to pro rata awards under the performance plan that ended in 2001. No long-term incentive payments were made with respect to the performance plans that ended in 2002 or 2003. See Long-Term Incentive Plan Awards below.

(9) This column includes (a) amounts contributed or accrued for the Named Executive Officers under the Company's employee savings plan and the related supplemental savings plan; (b) $40,902 paid to Mr. Stinson in 2001 as additional compensation for overseas assignments; and (c) $20,159 and $4,444 in interest paid by the Company in fiscal years 2003 and 2002, respectively, on a relocation bridge loan made to Mr. Stinson by a third-party lender.

     In connection with a job-related relocation, in June 2002 the Company arranged a 12-month $1.5 million line of credit for Craig Stinson from GMAC Global Relocation Services, Inc. to finance the building of a new home. The Company made periodic interest payments, which are treated as compensation to Mr. Stinson (see note 9 to the table above), at a rate equal to the prime commercial lending rate plus 1%. Mr. Stinson repaid the loan in full on July 18, 2003, and this line of credit was terminated.

                                 OPTION GRANTS

     The following table shows option grants to the Named Executive Officers made during the fiscal year ended September 30, 2003 pursuant to the Company's long-term incentives plans. These options are reflected in the Summary Compensation Table above.

                                                                                                      GRANT DATE
                                                            OPTION GRANTS                               VALUE
                                   ----------------------------------------------------------------   ----------
                                                      PERCENTAGE OF TOTAL
                                      NUMBER OF         OPTIONS GRANTED
                                      SECURITIES          TO COMPANY         EXERCISE
                                      UNDERLYING           EMPLOYEES         OR BASE                  GRANT DATE
                                   OPTIONS GRANTED         IN FISCAL        PRICE (PER   EXPIRATION    PRESENT
NAME                               (# OF SHARES)(1)         2003(2)         SHARE)(3)       DATE       VALUE(4)
----                               ----------------   -------------------   ----------   ----------   ----------
Larry D. Yost....................      151,000               13.79%           $15.32      11/22/12     $892,410
Terrence E. O'Rourke.............       63,000                5.76             15.32      11/22/12      372,330
S. Carl Soderstrom, Jr. .........       45,000                4.11             15.32      11/22/12      265,950
Thomas A. Gosnell................       45,000                4.11             15.32      11/22/12      265,950
William K. Daniel................       30,000                2.74             15.32      11/22/12      177,300
Craig M. Stinson.................       50,000                4.57             15.32      11/22/12      295,500

---------------
(1) These grants were made under ArvinMeritor's 1997 Long-Term Incentives Plan on November 22, 2002. The options become exercisable in three approximately equal installments on November 22, 2003, November 22, 2004 and November 22, 2005.

(2) Based on the total number of options to purchase ArvinMeritor Common Stock issued to employees during the fiscal year.

(3) Exercise price reflects market value per share (as defined in the 1997 Long-Term Incentives Plan) of ArvinMeritor Common Stock on the date of grant.

(4) These values are based on the Black-Scholes option pricing model, which attempts to portray the value of an option at the date of grant. The actual value, if any, that may be realized from these options by the officer will depend solely on the gain in stock price over the exercise price when the options are exercised. Based on a per option share value of $5.91, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 36.58% and 1.67%, respectively; and an interest rate of 3.99%, which was the zero coupon 7 1/2-year Treasury bond rate at the date of grant.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The Named Executive Officers did not exercise any options to purchase ArvinMeritor Common Stock in the fiscal year ended September 30, 2003. The following table shows the number of shares of Common Stock underlying unexercised options, and the value of unexercised in-the-money options, held by the Named Executive Officers as of September 30, 2003.

                                                          NUMBER OF SHARES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                              SHARES                     SEPTEMBER 30, 2003           SEPTEMBER 30, 2003(1)
                             ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                        ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Larry D. Yost.............       0           $0        239,334        421,666       $416,001       $583,989
Terrence E. O'Rourke......       0            0         87,500        139,000         96,000        204,870
S. Carl Soderstrom,
  Jr. ....................       0            0         43,778        111,889         41,334        132,717
Thomas A. Gosnell.........       0            0         58,000        119,000         84,000        154,050
William K. Daniel.........       0            0         68,250         84,000         84,438        116,700
Craig M. Stinson..........       0            0         66,751        126,250         97,503        173,250

---------------

(1) Based on the difference between the exercise price of the options and the closing price of ArvinMeritor Common Stock ($17.81 per share) on the New York Stock Exchange -- Composite Transactions reporting system on September 30, 2003.

                        LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows information with respect to awards made during fiscal year 2003 to the Named Executive Officers under the 1997 Long-Term Incentives Plan.

                                 NUMBER OF        PERFORMANCE OR       ESTIMATED FUTURE PAYMENT UNDER
                               SHARES, UNITS    OTHER PERIOD UNTIL      NON-STOCK PRICE-BASED PLANS
                                  OR OTHER          MATURATION       ----------------------------------
NAME                            RIGHTS(1)(2)        OR PAYMENT       THRESHOLD   TARGET(2)   MAXIMUM(2)
----                           --------------   ------------------   ---------   ---------   ----------
Larry D. Yost................     $990,000       10/1/02-9/30/05        $0       $990,000    $2,970,000
Terrence E. O'Rourke.........      412,500       10/1/02-9/30/05         0        412,500     1,237,500
S. Carl Soderstrom, Jr. .....      297,000       10/1/02-9/30/05         0        297,000       891,000
Thomas A. Gosnell............      297,000       10/1/02-9/30/05         0        297,000       891,000
William K. Daniel............      198,000       10/1/02-9/30/05         0        198,000       594,000
Craig M. Stinson.............      330,000       10/1/02-9/30/05         0        330,000       990,000

---------------

(1) Potential awards for target performance are expressed as cash amounts.

(2) Amounts are stated before application of stock price change modifier, described below.

     Under the 1997 Long-Term Incentives Plan, the Compensation Committee of the Board of Directors establishes performance periods of at least three fiscal years duration and performance objectives for those periods, and grants potential awards expressed as cash payments to key employees of the Company and its subsidiaries. Participants earn awards upon conclusion of the applicable performance period (which may vary from 0% to 300% of the target award) based on actual performance against target levels established by the Compensation Committee. (For purposes of the performance plan established and the awards made in fiscal year 2003, performance is measured by earnings per share growth and cash flow/return on investment.) However, awards are subject to achieving minimum threshold levels (5% earnings per share growth and 15% cash flow/return on investment) established by the Compensation Committee. The award payments are further modified by the percentage change in the price of ArvinMeritor Common Stock over the three-year period of the performance plan, which may increase or decrease the payment finally awarded. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of ArvinMeritor Common Stock valued at the fair market value on the payment date.

     There were no long-term incentive payments in 2003 or 2002. Long-term incentive payments in 2001 were made in cash.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of ArvinMeritor's executive compensation and has furnished the following report.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee has adopted compensation policies for ArvinMeritor intended to "pay for performance" through meeting three fundamental objectives:

     - foster the creation of shareowner value through close alignment of the financial interests of executives with those of ArvinMeritor's shareowners,

     - recognize individual and team performance through evaluation of each executive's effectiveness in meeting strategic and operating plan goals, and

     - create compensation systems to attract, retain and motivate the high caliber of executives necessary for ArvinMeritor's leadership and growth.

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee believes the focus on "pay for performance" can best be achieved by aligning the financial interests of ArvinMeritor's key executives with those of its shareowners. Accordingly, it has set the following minimum Ownership Guidelines (multiple of base salary) to be achieved and maintained:

                                                              COMMON STOCK
                                                              MARKET VALUE
                                                              ------------
- Chief Executive Officer...................................  5
- President.................................................  5
- Senior Vice Presidents....................................  3
- Other Executive Officers..................................  2
- Other Vice Presidents.....................................  1.5
- Other Executives subject to the guidelines................  1

     Non-U.S. based executives in each category listed above are subject to the same Ownership Guidelines, except that "Other Vice Presidents" are subject to a multiple of 1, and "Other Executives subject to the guidelines" are subject to a multiple of 0.5.

     Shares owned directly (including restricted shares of Common Stock) or through savings plans of ArvinMeritor or Rockwell are considered for determining whether an executive meets the Ownership Guidelines. Shares subject to unexercised stock options are not considered. The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends five years after the date the Ownership Guidelines become applicable to them. All ArvinMeritor executives are within the five-year transition period for satisfying the Guidelines. As of November 30, 2003, the chief executive officer, president, senior vice presidents and other executive officers owned an aggregate of approximately 953,000 shares of ArvinMeritor Common Stock.

COMPENSATION STRATEGY

     The Compensation Committee carries out its "pay for performance" philosophy by tying each executive's total compensation to the performance of both the Company and the individual. Base salaries are set at a level that is competitive with major durable goods manufacturers as well as other automotive suppliers, commensurate with responsibilities and experience. However, executives have an opportunity to earn above-median compensation through ArvinMeritor's annual and long-term incentive plans, which provide rewards for superior performance by the individual and the Company. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

     At the beginning of fiscal year 2003, the Compensation Committee reviewed data compiled by Towers Perrin, independent compensation consultants retained to advise the Committee and management (the "consultants"), from competing companies and reference data for a broader group of industrial companies with which the Company competes for talented executives, in determining executive compensation for the year. The data reviewed included data from ten of the eleven companies included in the peer group of companies used to compare ArvinMeritor's shareowner return (see Shareowner Return Performance Presentation below).

     Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of $1 million paid in any taxable year to the Chief Executive Officer or any of the other four most highly compensated individuals who were executive officers as of the end of the fiscal year, unless the compensation is "performance based." Awards under the 1997 Long-Term Incentives Plan, the 1998 Stock Benefit Plan and the Employee Stock Benefit Plan, each as amended ("long-term incentive plans") are designed to be "performance based" for purposes of Section 162(m) and are not subject to the limit on deductibility. However, base salaries and awards under the Incentive Compensation Plan do not qualify as "performance based" compensation for this purpose, because the Compensation Committee retains discretion with respect to these payments. The Compensation Committee's policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of ArvinMeritor and its shareowners. None of the ArvinMeritor executive officers to whom this limitation applies earned in excess of $1 million of non-performance based compensation in fiscal year 2003.

COMPONENTS OF ARVINMERITOR'S COMPENSATION PLANS

     The primary components of ArvinMeritor's executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

     - Base Salary -- In the early part of fiscal year 2003, the Compensation Committee established the base salaries of the Company's senior executives, including Messrs. O'Rourke, Soderstrom, Gosnell, Daniel and Stinson. The Compensation Committee separately determined the salary for the Chief Executive Officer (as discussed below), and established the base salaries of other senior executives upon recommendations of the Chief Executive Officer and ArvinMeritor's senior human resources executives. The recommended base salaries were developed based on survey data and the consultants' reports, on individual performance and on judgments as to the expected future contributions of the individual senior executives. Base salaries also reflect the number of years of experience that each executive had in his or her current position.

     Because of industry downturns and cost reduction initiatives, 2003 base salary adjustments for officers were made only in cases where salary levels were significantly below market averages. Of the Named Executive Officers, Mr. Yost and Mr. O'Rourke received salary adjustments effective as of February 1, 2003, and Mr. Soderstrom and Mr. Gosnell received salary adjustments effective as of September 1, 2003. Salary adjustments for executive officers who changed positions during the year were implemented at the time of promotion.

     - Annual Incentives -- Near the beginning of fiscal year 2003, the Compensation Committee and the Board of Directors reviewed with the Chief Executive Officer the corporate goals and objectives for that year. These goals and objectives were focused on objectives tied to creating shareowner value, which included measurable financial goals for the fiscal year, as well as strategic objectives that require more subjective assessments. The financial goals for fiscal year 2003 included earnings per share growth and improvement in the ratio of non-cash working capital to sales. ArvinMeritor's strategic objectives related to exceeding customer expectations, out-performing the competition, developing an employee-valued culture, building supplier relationships and enhancing social responsibility. In addition, separate goals and objectives were developed for each of the business units, tailored to its particular operations, and for each individual. When corporate, business unit and individual goals and objectives are achieved, incentive compensation is intended to be awarded at or above 100% of stated target levels. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance.

     In assessing performance for fiscal year 2003, the Compensation Committee focused solely on earnings per share growth and did not consider the attainment of remaining corporate and individual goals. Since the Company did not achieve minimum required thresholds for earnings growth in fiscal year 2003, no incentive compensation awards were made to ArvinMeritor's executives or key employees.

     - Long-Term Incentives -- ArvinMeritor's long-term incentive plans provide the flexibility to grant long-term incentives in a variety of forms, including target performance awards, stock options, stock appreciation rights and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the types of long-term incentives it believes are most likely to achieve ArvinMeritor's total compensation objectives.

     In fiscal year 2003, the Compensation Committee provided long-term incentives to executive officers one-third each through stock option grants, grants of performance-based restricted shares, and awards under long-term performance plans. In recognition of fundamental changes in stock option award practices, the Committee changed in 2003 from the prior practice of awarding two-thirds stock options and one-third performance awards. As in prior years, other executives' and key employees' long-term incentives were provided through a combination of grants of non-performance based restricted shares, stock options and/or awards under long-term performance plans. The Compensation Committee believes that these allocations provide appropriate incentives for achievement of the Company's goals, align the interests of executives with the interests of shareowners and provide a means of increasing ownership of Common Stock.

     Stock Options. In accordance with these practices, the Compensation Committee granted stock options to executive officers, including the Named Executive Officers (see the table under Executive Compensation -- Option Grants above), in fiscal year 2003. The Compensation Committee determined the individual award of stock options to the Chief Executive Officer (as discussed below), and reviewed the Chief Executive Officer's recommendations for individual awards of stock options to other key executives. The Compensation Committee also considered relevant survey data, the consultants' reports and the anticipated future contributions of the individual executive officers.

     Performance Awards. In fiscal year 2003, the Compensation Committee established a performance plan with a three-year performance period ending September 30, 2005, and set target performance awards thereunder for executives, including the Named Executive Officers (see Executive Compensation -- Long-Term Incentive Plan Awards above). Under the performance plan, potential compensation depends on achieving levels of earnings per share growth and cash flow/return on investment, as modified by the change in the price of ArvinMeritor Common Stock during the term of the performance period.

     In fiscal year 2001, the Compensation Committee granted key executives long-term incentives under the 1997 Long-Term Incentives Plan. Since minimum target goals based on earnings per share growth and cash flow/return on investment for the three-year performance period ended September 30, 2003 were not achieved, the Compensation Committee made no long-term incentive awards under this performance plan.

     Performance-Based Restricted Shares. In fiscal year 2003, the Compensation Committee granted performance-based restricted shares of Common Stock to executive officers, including the Named Executive Officers (see the column headed Restricted Stock Awards in the table under Executive Compensation -- Summary Compensation Table above.) The portion of the restricted shares that will vest at the end of the three-year restricted period is dependent on achieving the same levels of earnings per share growth and cash flow/return on investment that determine payouts of the performance awards described above.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     For the period from October 1, 2002 to January 31, 2003, Mr. Yost's base salary was $966,000. Effective February 1, 2003, his base salary increased to $1,000,000. The Compensation Committee believes his base salary is in line with its compensation philosophy and appropriately reflects Mr. Yost's responsibilities as Chief Executive Officer. In accordance with the Compensation Committee's assessment of the Company's financial performance in the past year (described above in this report under the heading Components of ArvinMeritor's

Compensation Plans -- Annual Incentives), Mr. Yost did not receive any annual incentive compensation for fiscal year 2003.

     The Compensation Committee granted stock options and performance-based restricted shares to Mr. Yost in fiscal year 2003 as long-term incentives. (See Executive Compensation -- Option Grants and the column headed Restricted Stock Awards in the table under Executive Compensation -- Summary Compensation Table above.) In determining the number of options and restricted shares granted, the Compensation Committee considered the consultants' advice and the value of long-term incentives provided by other companies, as reported in surveys. The Compensation Committee also considered Mr. Yost's total compensation, as well as his past and expected future contributions to the achievement of ArvinMeritor's long-term performance goals. The Compensation Committee also granted Mr. Yost target performance awards under the performance plan established in fiscal 2003 for the three-year performance period ending September 30, 2005. (See Executive Compensation -- Long-Term Incentive Plan Awards above.)

     The Compensation Committee did not make a long-term incentive award to Mr. Yost under the three-year performance plan that ended in fiscal year 2003 (see Components of ArvinMeritor's Compensation Plans -- Long-Term
Incentives -- Performance Awards above in this report).

     The Board in executive session (when Mr. Yost was not present) received and discussed the Compensation Committee's evaluation of the Company's and Mr. Yost's performance in the 2003 fiscal year. The Board also reviewed the Compensation Committee's decision not to make any annual incentive award to Mr. Yost for that year, and the long-term incentives granted to Mr. Yost in the form of stock options, restricted shares and target performance awards.

SUMMARY

     The Committee believes that ArvinMeritor's compensation plans are consistent with the Company's strategic objectives and are properly aligned with shareowners' best interests. The programs enable the Company to attract, retain and motivate highly qualified individuals and provide appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Compensation Committee periodically re-assesses these programs to assure that they emphasize performance and reward the enhancement of shareowner value, and modifies the programs as deemed necessary and appropriate to achieve their stated objectives, as well as to take into account systemic changes in leading compensation practices. It also monitors these programs and changes them in recognition of the dynamic, global marketplace in which ArvinMeritor competes for talent.

                          Compensation and Management
                             Development Committee

                           Martin D. Walker, Chairman
                               Joseph P. Flannery
                                Charles H. Harff
                               James E. Perrella

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     Each of the Named Executive Officers received and accepted an employment letter during fiscal year 2003. Under the terms of these letters, if we terminate the executive's employment without cause, the executive will receive any accrued and unpaid compensation; monthly severance pay for a period of 18 to 36 months (depending on years of service); pro rata participation in the current year annual bonus and in the cash portion of existing long-term incentive cycles; continuation of benefits (other than long-term and short-term disability coverage) and savings plan participation throughout the severance period; full vesting of all stock options at the end of the severance period; extension of exercise period for stock options for three months after the end of the severance period (but not beyond the original option expiration date); pro rata vesting of restricted stock based on the portion of the restricted period that has elapsed as of the end of the severance period; outplacement services; and gross-up for any excise tax imposed. The executives also agreed to an

18-month non-solicitation provision, perpetual non-disclosure and confidentiality, and mandatory arbitration of disputes.

     The Company entered into an agreement with Craig M. Stinson in connection with his resignation from the position of Senior Vice President and President, Light Vehicle Systems, on August 26, 2003. Under this agreement, Mr. Stinson is entitled to 36 months of severance pay (based on his 20 years of service); pro rata participation in the performance plans under the 1997 Long-Term Incentives Plan for the performance periods ending September 30, 2004 and 2005; and other terms consistent with his employment letter (described above). In addition, the Company agreed to pay Mr. Stinson a lump sum of $350,000 in 2004 to reimburse him for expenses in connection with a job-related relocation and the building of a new home, and Mr. Stinson agreed to 12-month non-compete and non-solicitation provisions.

SHAREOWNER RETURN PERFORMANCE PRESENTATION

     ArvinMeritor Common Stock began trading on the New York Stock Exchange on July 10, 2000, following the merger of Meritor and Arvin into ArvinMeritor. As a result, the cumulative total shareowner return on the Common Stock of the merged entity cannot be provided for any period before that date.

     The line graph below compares the cumulative total shareowner return on an investment in Meritor's common stock against the cumulative total return of the S&P 500 and a peer group of companies for the period from October 1, 1998 to September 30, 2003, assuming a fixed investment of $100 at the respective closing prices on the last day of each fiscal year and reinvestment of all cash dividends. The fiscal years ended September 30, 2000, 2001, 2002 and 2003 reflect the exchange of each share of Meritor common stock for .75 of a share of ArvinMeritor Common Stock on July 7, 2000, the effective date of the merger.

                           COMPARISON OF TOTAL RETURN
             COMMON STOCK, S&P 500 INDEX(1) AND PEER GROUP INDEX(2)
[LINE GRAPH]

                                                   ARVINMERITOR, INC.         S&P 500 MARKET INDEX          PEER GROUP INDEX
                                                   ------------------         --------------------          ----------------
9/30/98                                                     100                         100                         100
9/30/99                                                   141.5                      127.81                      103.98
9/30/00                                                   77.26                      144.78                       79.11
9/30/01                                                   81.95                      106.24                       76.18
9/30/02                                                  109.05                       84.48                       77.23
9/30/03                                                  106.37                      105.09                       95.17

---------------
(1) Standard & Poor's 500 Market Index.

(2) We believe that a peer group of representative independent automotive suppliers of comparable size and products to ArvinMeritor is appropriate for comparing shareowner return. The peer group consists of Borg-Warner Automotive, Inc., Cummins Engine, Inc., Dana Corporation, Delphi Automotive Systems,

    Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Superior Industries International, Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation. This peer group is the same as the group utilized in the performance chart in last year's proxy statement.

RETIREMENT BENEFITS

     Arvin and Meritor had separate retirement plans covering their respective employees, and we assumed these plans at the time of the merger of the two companies into ArvinMeritor. These separate retirement plans were superseded by an integrated ArvinMeritor plan, effective January 1, 2001.

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under our retirement plan, which covers most of our officers and other salaried employees on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company. The plans also provide for the payment of benefits to an employee's surviving spouse or other beneficiary.

                               ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED
                              ---------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS       10 YEARS   15 YEARS   20 YEARS    25 YEARS     30 YEARS     35 YEARS
-----------------------       --------   --------   --------   ----------   ----------   ----------
$  500,000 .................  $73,020    $109,531   $146,041   $  182,551   $  219,061   $  255,571
 1,000,000 .................  148,020     222,031    296,041      370,051      444,061      518,071
 1,500,000 .................  223,020     334,531    446,041      557,551      669,061      780,571
 2,000,000 .................  298,020     447,031    596,041      745,051      894,061    1,043,071
 2,500,000 .................  373,020     559,531    746,041      932,551    1,119,061    1,305,571
 3,000,000 .................  448,020     672,031    896,041    1,120,051    1,344,061    1,568,071

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the new plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. Our new plan credits participants for service earned with ArvinMeritor, Arvin, Meritor and Rockwell, as applicable. The credited years of service of Messrs. Yost, O'Rourke, Soderstrom, Gosnell, Daniel and Stinson are 32, 4, 17, 24, 16 and 20, respectively.

     The new plan includes "grandfathering" provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the new plan and those earned under the predecessor plans prior to January 1, 2001.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, we have established a supplemental plan that authorizes the payment out of the Company's general funds of any benefits calculated under provisions of the applicable retirement plan that may be above the limits under these sections. Effective January 1, 2001, this new supplemental plan replaced separate supplemental plans of Arvin and Meritor.

AUDIT COMMITTEE REPORT

     The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of ArvinMeritor. The Audit Committee's function is more fully described in its charter, which is included as Appendix A to this proxy statement.

     Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States ("GAAP"). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee's responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor's report.

The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2003 with the Company's management and has discussed with Deloitte & Touche LLP ("Deloitte"), independent auditors, the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, "Communication with Audit Committees." In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee has discussed with Deloitte their independence.

     Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ArvinMeritor's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, to be filed with the SEC.

                                Audit Committee

                        William D. George, Jr., Chairman
                                Charles H. Harff
                              Victoria B. Jackson
                                James E. Marley

INDEPENDENT ACCOUNTANTS' FEES

     During the last two fiscal years, Deloitte & Touche LLP billed ArvinMeritor and its subsidiaries the following fees for its services:

                                                                FISCAL YEAR ENDING
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 2002         2003
                                                              ----------   ----------
Audit fees..................................................  $2,860,000   $3,585,000
Audit-related fees(a).......................................     190,000      255,000
Tax fees(b).................................................   2,300,000    2,240,000
All other fees(c)...........................................     250,000       85,000
                                                              ----------   ----------
     TOTAL..................................................  $5,600,000   $6,165,000

---------------
(a) Includes fees for employee benefit plan audits, due diligence services and internal control-related services.

(b) Includes fees for tax consulting, compliance and co-sourcing.

(c) Includes fees for human resources consulting and compilation services.

     Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor's independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company's ability to manage or control risk or improve audit quality.

     All of the audit-related, tax and other services provided by Deloitte in fiscal year 2003 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors of ArvinMeritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for ArvinMeritor since the merger and acted as auditors for Meritor from its inception.

     Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for ArvinMeritor and for Meritor prior to the merger and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2004 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP TO ACT AS AUDITORS FOR ARVINMERITOR, WHICH IS PRESENTED AS ITEM (2).

PROPOSAL TO APPROVE THE 2004 DIRECTORS STOCK PLAN

     A proposal will be presented to the meeting to approve the 2004 Directors Stock Plan (the "2004 Directors Plan"), which was adopted by the Board of Directors on November 12, 2003, subject to approval of the shareowners. The complete text of the 2004 Directors Plan is set forth in Appendix B to this proxy statement, and shareowners are urged to review it together with the following information, which is qualified in its entirety by reference to Appendix B.

DESCRIPTION OF NEW DIRECTORS STOCK PLAN

     The purpose of the 2004 Directors Plan is to link compensation of non-employee directors of the Company directly with the interests of the Company's shareowners. If approved by shareowners, the 2004 Directors Plan will become effective and supersede a similar plan previously adopted by the Board and approved by shareowners, and the first awards will be made immediately following the meeting.

     Participation. Participation in the 2004 Directors Plan will be limited to directors who are not employees of the Company or any of its subsidiaries. There are currently 11 non-employee directors. An aggregate of 275,000 shares of Common Stock of the Company may be delivered under the 2004 Directors Plan, subject to appropriate adjustment in the event of any change in or affecting shares of Common Stock, including but not limited to stock dividends, stock splits and recapitalizations.

     Restricted Share Units. Under the 2004 Directors Plan, each non-employee director may be awarded restricted share units immediately after each annual meeting of shareowners, with the number of restricted share units (the "Annual RSU Amount") to be fixed from time to time by the Board. The Board may also at any time award non-employee directors such additional restricted share units under the 2004 Directors Plan as it may determine in its sole discretion. Unless otherwise provided in the applicable award agreement, (i) each restricted share unit will be paid or settled by the issuance of one Share after the earliest of
(A) six years from the date of the award, (B) ten days after the non-employee director retires from the Board after reaching age 72 and having served at least three years as a director, or (C) the date the non-employee director resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with the Company's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of the Company, and (ii) if the non-employee director ceases to be a director prior to six years from the date of the award for any other reason, the restricted share unit will terminate and all right, title and interest of the non-employee director therein will be forfeited. A recipient of restricted share units may also be entitled to receive dividend equivalents in an amount equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of shares of Common Stock. If provided for in the applicable award agreement, a non-employee director also may from time to time elect in advance to defer the issuance and delivery of shares otherwise issuable in respect of restricted share units held by the non-employee director.

     Shares. Each non-employee director may be awarded shares of Common Stock immediately after each annual meeting of shareowners, with the number of shares (the "Annual Share Amount") to be fixed from time to time by the Board. The Board may also at any time award non-employee directors such additional shares of Common Stock under the 2004 Directors Plan as it may determine in its sole discretion.

     Restricted Shares. Each non-employee director may be awarded restricted shares of Common Stock immediately after each annual meeting of shareowners, with the number of shares (the "Annual Restricted Share Amount") to be fixed from time to time by the Board. The Board may also at any time award non-employee directors such additional restricted shares under the 2004 Directors Plan as it may determine in its sole discretion. Restricted shares will have all the attributes of outstanding shares, including the right to vote and to receive dividends, except that restricted shares will be held by the Company. Unless otherwise provided in the applicable award agreement, (i) the restricted shares so held will be delivered to the non-employee director and cease to be restricted shares upon the earliest of (A) the date the restrictions set forth in the applicable award agreement lapse, (B) ten days after the non-employee director retires from the Board after reaching age 72 and having served at least three years as a director, or (C) the date the non-employee director resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with the Company's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the Company's best interests, and (ii) if the non-employee director ceases to be a director for any other reason prior to the date the restrictions set forth in the applicable award agreement lapse, all right, title and interest of the non-employee director in the restricted shares will be forfeited.

     Stock Options. Each non-employee director may be granted options to purchase shares of Common Stock immediately after each annual meeting of shareowners, with the number of shares subject to options to be fixed from time to time by the Board (the "Annual Option Amount"). The Board may also at any time grant non-employee directors options for such additional number of shares under the 2004 Directors Plan as it may determine in its sole discretion. The purchase price of the shares subject to each option granted will be 100% of the fair market value of the shares on the date the option is granted. Upon exercise of an option, the option price must be paid in full in cash, shares valued at their fair market value on the date of exercise, or a combination of both.

     Unless otherwise provided in the applicable award agreement, options granted under the 2004 Directors Plan may not be exercised prior to one year or after ten years from the date of grant and will become exercisable in three approximately equal installments on the first, second and third anniversaries of the date of grant, provided, however, that

     - if an optionee who holds outstanding stock options dies, all options then held will be exercisable even if they were not exercisable at the date of death, but the options will expire at the earlier of three years after the date of death or the expiration date specified in the options;

     - if an optionee who holds outstanding stock options retires from the Board after reaching age 72 and has served at least three years as a director, all options then held will be exercisable even if they were not exercisable at the retirement date, but the options will expire at the earlier of five years after the date of retirement or the expiration date specified in the options;

     - if an optionee ceases to be a director by reason of disability or resignation from the Board for reasons of the antitrust laws, compliance with the Company's conflict of interest policies or other circumstances that the Board determines not to be adverse to the Company's best interests, all options then held by the optionee will be exercisable, even if they were not exercisable at the termination date, from and after the termination date, but the options will expire at the earlier of one year after the termination date or the expiration date specified in the options, unless the Board determines otherwise; and

     - if an optionee ceases to be a director while holding unexercised options for any other reason, the options will then be void.

     Options granted under the 2004 Directors Plan are not transferable other than by will or by the laws of descent and distribution or by gift to the optionee's immediate family members, affiliated trusts or family charitable trusts.

     Stock Appreciation Rights. Each non-employee director may be granted stock appreciation rights ("SARs") immediately after each annual meeting of shareowners, with the number of SARs (the "Annual SAR Amount") to be fixed from time to time by the Board. The Board may also at any time grant non-employee directors such additional number of SARs under the 2004 Directors Plan as it may determine in its sole discretion. SARs may be tandem SARs, which are SARs related to a stock option, or freestanding SARs, which are SARs separate and apart from the grant of an option. Tandem SARs permit an optionee, upon exercise of such rights and surrender of the related option to the extent of an equivalent number of shares, to receive a payment equal to the excess of the fair market value (on the date of exercise) of the portion of the option so surrendered over the option price of such shares. Freestanding SARs entitle the grantee, upon exercise of such rights, to receive a payment equal to the excess of the fair market value (on the date of exercise) of all or part of a designated number of shares over the fair market value of such shares on the date the SARs were granted. Such payment may be made in shares (valued on the basis of the fair market value of the shares on the date of exercise of the
SARs) or in cash, or partly in shares and partly in cash, as the Corporate Governance and Nominating Committee may determine. Unless otherwise provided in the applicable award agreement, SARs granted under the 2004 Directors Plan will be exercisable at the same times and under the same circumstances as described above for options granted under the 2004 Directors Plan.

     Pro Rata Awards. Each non-employee director elected at any meeting of the Board will receive an award of 100% of the Annual RSU Amount, the Annual Share Amount, the Annual Restricted Share Amount, the Annual Option Amount and the Annual SAR Amount (the "Annual Grant Amount") if elected after an annual meeting and prior to May 1, 75% of the Annual Grant Amount if elected between May 1 and July 31, 50% of the Annual Grant Amount if elected between August 1 and October 31, and 25% of the Annual Grant Amount if elected between November 1 and the next annual meeting.

     Restricted Share Units or Restricted Shares in Lieu of Cash Compensation or Shares. Each non-employee director may elect to receive all or any portion of the cash retainer to be paid for Board or other service related to Board activities in the form of restricted share units or restricted shares of Common Stock. Each non-employee director may also elect to receive an annual award of shares, if any, in the form of restricted share units or restricted shares of Common Stock.

     Administration and Amendment. The Corporate Governance and Nominating Committee will administer the 2004 Directors Plan. The Board of Directors may amend the 2004 Directors Plan in any respect, provided that without shareowner approval no amendment will materially increase the number of shares of Common Stock available under the 2004 Directors Plan (other than adjustments to reflect changes in or affecting shares of Common Stock), expand the type of awards available under the 2004 Directors Plan, materially expand the class of directors eligible to participate in the 2004 Directors Plan, materially change the method of determining the exercise price of options under the 2004 Directors Plan or otherwise be effective to the extent that shareowner approval is necessary to comply with applicable requirements of the New York Stock Exchange.

     The Board of Directors also has authority to terminate the 2004 Directors Plan at any time.

     Change of Control. In order to maintain the rights of participants in the 2004 Directors Plan in the event of a change of control (as defined in Section
8.10 of the Company's By-Laws) of the Company, the 2004 Directors Plan provides that upon the occurrence of a change of control, unless the Board of Directors determines otherwise, all outstanding stock options and stock appreciation rights shall become fully exercisable whether or not then exercisable, the restrictions on all restricted shares shall lapse and all outstanding restricted stock units will be paid or settled by the issuance of shares of Common Stock.

     New Plan Benefits. Only non-employee directors are eligible to participate in the 2004 Directors Plan, and no awards will be made under the Plan to executive officers or employees, including the Named Executive Officers. Since awards under the 2004 Directors Plan are made in the discretion of the Board, the amounts to be awarded in any year are not determinable. It is currently expected that the annual equity-based grant to each non-employee director following the 2004 Annual Meeting of Shareowners will be in the form of 2,400 restricted stock units.

     Tax Matters. The following is a brief summary of the material United States federal income tax consequences of benefits under the 2004 Directors Plan under present law and regulations:

     - Restricted Share Units. The grant of a restricted share unit will not result in any immediate tax consequences to the non-employee director or the Company. Upon payment or settlement of a restricted share unit award in shares or payment of any dividend equivalents, the non-employee director will recognize taxable ordinary income, and the Company will be entitled to a deduction, equal to the fair market value of the shares or the dividend equivalents on the date received.

     - Shares. A non-employee director will recognize taxable ordinary income at the time of the award of unrestricted shares, and the Company will be entitled to a deduction, equal to the fair market value of the shares at that time.

     - Restricted Shares. A non-employee director normally will not recognize taxable income in connection with an award of restricted shares, and the Company will not be entitled to a deduction, until the termination of the restrictions. Upon such termination, the non-employee director will recognize taxable ordinary income in an amount equal to the fair market value of the shares at that time. However, a non-employee director may elect to recognize taxable ordinary income in the year the restricted shares are awarded in an amount equal to their fair market value at that time, determined without regard to the restrictions. The Company will be entitled to a deduction in the same amount and at the same time as the non-employee director realizes income. To the extent dividends are paid currently, a non-employee director will realize taxable ordinary compensation income at the time such dividends are received and the Company will be entitled to an equal deduction at that time.

     - Stock Options. The grant of an option will not result in any immediate tax consequences to the Company or the non-employee director. Upon the exercise of an option, the non-employee director will recognize taxable ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares acquired at the time of exercise over the option exercise price.

     - Stock Appreciation Rights. The grant of either a tandem SAR or a freestanding SAR will not result in any immediate tax consequences to the Company or the non-employee director. Upon the exercise of either a tandem SAR or a freestanding SAR, any cash received and the fair market value on the exercise date of any shares received will constitute ordinary income to the non-employee director. The Company will be entitled to a deduction in the same amount and at the same time.

     - Restricted Share Units or Restricted Shares in Lieu of Cash Compensation or Shares. The value of restricted share units or restricted shares awarded in lieu of cash retainers or an award of shares, if any, is not taxable to the non-employee director, and the Company will not be entitled to a deduction, until (i) in the case of restricted share units, the payment or settlement of the restricted share units (at the value of the shares on the date of payment or settlement) or (ii) in the case of restricted shares, the lapse of the restrictions (at the value of the shares on the date the restrictions lapse).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER OTHER EQUITY COMPENSATION PLANS

     The number of stock options outstanding under our other equity compensation plans, the weighted average exercise price of outstanding options, and the number of securities remaining available for issuance, as of September 30, 2003, were as follows:

                                        (COLUMN A)              (COLUMN B)                    (COLUMN C)
                                   NUMBER OF SECURITIES      WEIGHTED AVERAGE       NUMBER OF SECURITIES REMAINING
                                     TO BE ISSUED UPON       EXERCISE PRICE OF      AVAILABLE FOR FUTURE ISSUANCE
                                  EXERCISE OF OUTSTANDING       OUTSTANDING           UNDER EQUITY COMPENSATION
                                   OPTIONS, WARRANTS AND     OPTIONS, WARRANTS       PLANS (EXCLUDING SECURITIES
PLAN CATEGORY                            RIGHTS(1)              AND RIGHTS              REFLECTED IN COLUMN A)
-------------                     -----------------------   -------------------   ----------------------------------
Equity compensation plans
  approved by security
  holders.......................         4,450,658                $20.59                      4,214,754
Equity compensation plans not
  approved by security
  holders(2)....................         1,041,066                 24.28                        132,100
Total...........................         5,491,724(3)              21.29(3)                   4,346,854(4)

---------------

(1) In addition to stock options, shares of Common Stock, restricted Common Stock, and deferred Common Stock have been awarded under the Company's equity compensation plans and were outstanding at September 30, 2003.

(2) All of our equity compensation plans except the 1998 Employee Stock Benefit Plan were approved by the shareholders of either Arvin or Meritor prior to the merger of the two companies into ArvinMeritor. The Employee Stock Benefit Plan was adopted by the Arvin board of directors in 1998 and expires in 2008. It is intended to provide compensation arrangements that will attract, retain and reward key non-officer employees and to provide these employees with a proprietary interest in the Company. The Plan provides for the issuance of incentive awards to non-officer employees in the form of stock options, tandem or non-tandem stock appreciation rights, restricted stock, performance shares or performance units. For further information, see the Plan document, which is filed as Exhibit 10-i to the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2003 (File No. 1-15983).

(3) The table includes options granted under Arvin's 1988 Stock Benefit Plan, 1998 Stock Benefit Plan and Employee Stock Benefit Plan, which we assumed in connection with the merger of Arvin and Meritor. A total of 3,118,255 options issued under these plans, with a weighted average exercise price of $28.10, were assumed at the time of the merger.

(4) The following number of shares remained available for issuance under each of our equity compensation plans at September 30, 2003. Grants under these plans may be in the form of any of the listed types of awards:

                                          NUMBER OF
PLAN                                       SHARES                  TYPE OF AWARD
----                                      ---------   ----------------------------------------
1997 Long-Term Incentives Plan..........  3,934,381   Stock options, restricted stock,
                                                      non-tandem stock appreciation rights,
                                                      common stock
Incentive Compensation Plan.............    194,071   Common stock, restricted stock
Directors Stock Plan*...................     19,354   Stock options, common stock, restricted
                                                      stock
1998 Stock Benefit Plan.................     66,948   Stock options, restricted stock,
                                                      non-tandem stock appreciation rights,
                                                      performance shares, performance units
Employee Stock Benefit Plan.............    132,100   Stock options, restricted stock,
                                                      non-tandem stock appreciation rights,
                                                      performance shares, performance units

* The Directors Stock Plan will be terminated, and no further grants will be made under that Plan, upon approval by shareowners of the adoption of the 2004 Directors Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE ADOPTION BY THE BOARD OF DIRECTORS OF THE 2004 DIRECTORS PLAN, WHICH IS PRESENTED AS ITEM (3).

VOTE REQUIRED

     At the 2004 Annual Meeting, the four nominees who receive the greatest number of votes for election as Class I directors, and the nominee who receives the greatest number of votes for election as a Class II director, in each case cast by the holders of ArvinMeritor Common Stock entitled to vote at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. To approve the selection of auditors and the approval of the 2004 Directors Plan, more votes must be cast in favor of the proposal than are cast against it, a quorum being present. The presence, in person or by proxy, of the holders of at least a majority of the shares of ArvinMeritor Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum.

     Under Indiana law and our Restated Articles of Incorporation and By-Laws, the aggregate number of votes cast "for" and "against" by all shareowners present in person or represented by proxy at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors and approval of the 2004 Directors Plan, and the total number of votes cast "for" such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors, the approval of the selection of auditors or the approval of the 2004 Directors Plan (assuming a quorum is present).

OTHER MATTERS

     The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2) and (3) of the accompanying Notice of 2004 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of ArvinMeritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in ArvinMeritor securities in fiscal year 2003.

ANNUAL REPORTS

     Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2003, was mailed to shareowners with this proxy statement.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by ArvinMeritor. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation. We have engaged Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a base fee of $10,000, plus expenses. We will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREOWNER PROPOSALS FOR 2005 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2005 Annual Meeting of Shareowners must be received on or before September 7, 2004, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, MI 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2005 Annual Meeting of Shareowners to notify our Secretary in writing at the above address on or after October 21, 2004 and on or before November 20, 2004.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     We have established procedures for shareowners to communicate directly with the Board of Directors on a confidential basis. If you are a shareowner, you can contact the Board by mail at: ArvinMeritor Board of Directors, 330 East Maple Road, PMB 335, Birmingham, MI 48009. All communications made by this means will be received directly by the Chairman of the Corporate Governance and Nominating Committee and will not be screened or reviewed by any ArvinMeritor personnel.

     If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly, on a confidential basis, by mail at: ArvinMeritor Audit Committee, 330 East Maple Road, PMB 315, Birmingham, MI 48009, or by e-mail at "audit.committee@arvinmeritor.com." All communications made by these means will be received directly by the Chairman of the Audit Committee and will not be screened or reviewed by any ArvinMeritor personnel.

January 5, 2004

If your ArvinMeritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held in Tampa, Florida on February 18, 2004, please be sure to request an admittance card by:

     - marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

     - indicating your desire to attend the meeting when you grant your proxy via our telephone or Internet voting procedures; or

     - writing to us at the following address:

          ArvinMeritor, Inc.
          2135 West Maple Road
          Troy, Michigan 48084
          Attention: Secretary

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your ArvinMeritor share ownership with you to the meeting. You should be able to obtain evidence of your ArvinMeritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

                                                                      APPENDIX A

                               ARVINMERITOR, INC.

                            AUDIT COMMITTEE CHARTER

     The Audit Committee of ArvinMeritor, Inc. (the "Corporation") is established by the Board of Directors and shall be charged with:

     - monitoring, or assisting the Board of Directors in monitoring, (i) the integrity of the financial statements of the Corporation, (ii) the compliance by the Corporation with legal and regulatory requirements, and
       (iii) the independence, qualifications and performance of the Corporation's internal audit function and independent accountants, and

     - preparing the report to be included in the Corporation's annual proxy statement.

     The Audit Committee shall consist of at least three and not more than six members of the Board of Directors.

     Each member of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, as they may be revised from time to time.

     The Audit Committee shall have the following powers and duties and report thereon to the Board of Directors and the shareholders:

     - To review and reassess its charter annually and submit any changes to the Board of Directors for approval;

     - Sole authority, for each fiscal year, to select and employ, subject to approval of the shareholders (and to terminate and replace, where appropriate), independent accountants to audit the books, records, accounts and financial statements of the Corporation and its subsidiaries, and to approve and cause the Corporation to pay all audit engagement fees;

     - To consult with management as to the appointment and removal of the General Auditor, who is charged with auditing and evaluating the Corporation's system of internal controls;

     - To review with the independent accountants, who shall be accountable to the Audit Committee:

      - the scope of and the audit procedures utilized in their annual audit and quarterly reviews of the Corporation's financial statements;

      - the Corporation's annual and quarterly financial statements (including the Management's Discussion and Analysis of Financial Condition and Results of Operations) before their release, including critical accounting policies and practices, significant financial reporting issues and judgments made in connection therewith, new accounting pronouncements, as well as changes to the Corporation's accounting principles and the schedule of unadjusted differences;

      - any recommendations of the independent accountants with respect to the adequacy of the Corporation's system of internal controls, including their attestation and report on management's report on internal controls;

      - any significant issues related to their audit activities and management's response, restrictions, if any, imposed on their work or access to requested information, the cooperation they received during the audit and any significant disagreements with management, resolution of which disagreements the Audit Committee shall have sole authority to oversee; and

      - a report to be provided by the Corporation's independent public accountants at least annually, describing the firm's internal quality control procedures, any material issues raised by the most recent internal quality control review or peer review of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more audits carried out by the firm, and steps taken to deal with any such issues, and all relationships between the firm and the Corporation;

     - To review and approve in advance the fees charged, and the scope and extent of any non-audit services to be performed, by the independent accountants and to receive and evaluate at least annually a report from such accountants as to their independence, and to report to the Board of Directors the results of its evaluation;

     - To review with the Corporation's General Auditor:

      - the internal audit charter;

      - the scope of the annual internal audit plan, including proposed staffing, budget and other resources necessary for its accomplishment;

      - the results of completed internal audits and management's response to audit reports; and

      - any comments the General Auditor may have on significant issues related to the internal audit activities or restrictions, if any, imposed thereon;

     - To review with the Corporation's Chief Executive Officer, Chief Financial Officer, Controller and other management personnel:

      - the Corporation's annual and quarterly financial statements (including Management's Discussion and Analysis of Financial Condition and Results of Operations) before their release, including critical accounting policies and practices, significant financial reporting issues and judgments made in connection therewith, new accounting pronouncements, as well as changes to the Corporation's accounting principles, and the annual and quarterly earnings press release;

      - significant internal control matters, including incidents of fraud and financial misreporting, and management's annual report on internal controls;

      - standards of business conduct policies, compliance by the employees of the Corporation with the Corporation's standards of business conduct policies and other related matters;

      - the appointment of the Corporation's General Auditor;

      - policies with respect to risk assessment and risk management, including financial and accounting risk exposures and management's initiatives to monitor and control such exposures; and

      - other matters within the scope of the Committee's duties;

     - To meet, in separate executive sessions as part of each regularly scheduled Audit Committee meeting:

      - with the Corporation's Chief Executive Officer, Chief Financial Officer and Controller;

      - with the Corporation's General Auditor;

      - with the independent accountants; and

      - as a Committee without members of management;

     - To investigate any matter brought to its attention within the scope of its duties;

     - To engage outside consultants, independent counsel or other advisors as the Committee deems appropriate to perform its duties and responsibilities;

     - To establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

     - To set the Corporation's policies with respect to hiring employees or former employees of the Corporation's independent accountants; and

     - To perform any other activities consistent with this Charter, the Corporation's By-laws, and applicable laws and regulations, as the Audit Committee or the Board deems appropriate.

     The Corporation shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and any advisors that the Audit Committee chooses to engage.

                                                                      APPENDIX B

                               ARVINMERITOR, INC.

                           2004 DIRECTORS STOCK PLAN

1.  PURPOSE OF THE PLAN.

     The purpose of the 2004 Directors Stock Plan (the Plan) is to link the compensation of non-employee directors of ArvinMeritor, Inc. (ArvinMeritor) directly with the interests of the ArvinMeritor shareowners.

2.  PARTICIPANTS.

     Participants in the Plan shall consist of directors of ArvinMeritor who are not employees of ArvinMeritor or any of its subsidiaries (Non-Employee Directors). The term "subsidiary" as used in the Plan means a corporation more than 50% of the voting stock of which, or an unincorporated business entity more than 50% of the equity interest in which, shall at the time be owned directly or indirectly by ArvinMeritor.

3.  SHARES RESERVED UNDER THE PLAN.

     Subject to the provisions of Section 14, there shall be reserved for delivery under the Plan 275,000 shares of Common Stock, par value $1.00 per share, of ArvinMeritor (Shares). Shares to be delivered under the Plan may be authorized and unissued Shares, Shares held in treasury or any combination thereof. Shares with respect to the unexercised, undistributed or unearned portion of any terminated or forfeited award or grant made pursuant to the Plan shall be available for further awards or grants.

4.  ADMINISTRATION OF THE PLAN.

     The Plan shall be administered by the Corporate Governance and Nominating Committee (the Committee) of the Board of Directors of ArvinMeritor (the Board), subject to the right of the Board, in its sole discretion, to exercise or authorize another committee or person to exercise some or all of the responsibilities, powers and authority vested in the Committee under the Plan. The Committee (or the Board or any other committee or person authorized by the Board) shall have authority to interpret the Plan, and to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons.

5.  EFFECTIVE DATE OF THE PLAN.

     The Plan has been approved by the Board and shall be submitted to the shareowners of ArvinMeritor for approval at the Annual Meeting of Shareowners to be held in 2004 and, if approved by the shareowners, shall become effective on the date and at the time of such approval.

6.  RESTRICTED SHARE UNITS.

     (a) Annual Awards. Immediately following each Annual Meeting of Shareowners of ArvinMeritor, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting may be awarded a right to receive Shares (Restricted Share Units) upon the terms and conditions set forth in the Plan and the applicable award agreement. The number of Restricted Share Units, if any, so awarded (the Annual RSU Amount) shall be fixed from time to time by the Board. Unless otherwise provided in the applicable award agreement, (i) each Restricted Share Unit shall be paid or settled by the issuance of one Share after the earliest of
(A) six (6) years from the date of the award, (B) ten days after the Non-Employee Director retires from the Board after reaching age 72 and having served at least three years as a director or (C) the date the Non-Employee Director resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with ArvinMeritor's conflict of interest policies, death, disability or other circumstances that the Board determines not to be adverse to the best interests of ArvinMeritor and (ii) if the Non-Employee Director ceases to be a director prior to six years from the date of the award of the Restricted Share Unit for any reason other than as described in clause (i)(B) or clause (i)(C) above, such Restricted Share Unit will terminate and all right, title and interest of the Non-Employee Director thereunder will be forfeited. A participant shall not be required to make any payment for any Restricted Share Units or Shares delivered under this Section 6. Upon the delivery of Shares under this Section 6, the recipient shall have the entire beneficial ownership interest in, and all rights and privileges of a shareowner as to those Shares, including the right to vote the Shares and to receive dividends thereon.

     (b) Discretionary Awards. At such times as the Board may determine, the Board may award to each Non-Employee Director, or to one or more designated Non-Employee Directors, such additional number of Restricted Share Units as the Board in its sole discretion shall determine.

     (c) Dividend Equivalents. If and to the extent provided for in the applicable award agreement, a recipient of Restricted Share Units shall be entitled, during the period after the Restricted Share Units are awarded and until the termination and forfeiture or payment and settlement thereof, to receive dividend equivalents in respect of such Restricted Share Units equal to the amount or value of any cash or other dividends or distributions payable on an equivalent number of Shares. Any such dividend equivalents shall be paid, with or without interest, as and when provided for in the applicable award agreement.

     (d) Deferrals. If and to the extent provided for in the applicable award agreement and on such terms and conditions as may be set forth therein, a Non-Employee Director may from time to time elect in advance to defer the issuance and delivery of Shares otherwise issuable in respect of Restricted Share Units held by the Non-Employee Director.

7.  SHARES.

     (a) Annual Awards. Immediately following each Annual Meeting of Shareowners of ArvinMeritor, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting may receive an award of Shares. The number of Shares, if any, so awarded (the Annual Share Amount) shall be fixed from time to time by the Board. A participant shall not be required to make any payment for any Shares delivered under this Section 7. Upon the delivery of Shares under this
Section 7, the recipient shall have the entire beneficial ownership interest in, and all rights and privileges of a shareowner as to those Shares, including the right to vote the Shares and to receive dividends thereon.

     (b) Discretionary Awards. At such times as the Board may determine, the Board may award to each Non-Employee Director, or to one or more designated Non-Employee Directors, such additional number of Shares as the Board in its sole discretion shall determine.

8.  RESTRICTED SHARES.

     (a) Annual Awards. Immediately following each Annual Meeting of Shareowners of ArvinMeritor, each Non-Employee Director who is elected a director at, or who was previously elected and continues as a director after, that Annual Meeting may receive an award of restricted Shares (Restricted Shares). The number of Restricted Shares, if any, so awarded (the Annual Restricted Share Amount) shall be fixed from time to time by the Board. A participant shall not be required to make any payment for any Restricted Shares delivered under this Section 8. Upon receipt of an award of Restricted Shares, the recipient shall have the right to vote the Restricted Shares and to receive dividends thereon, and the Restricted Shares shall have all the attributes of outstanding Shares, except that the Restricted Shares shall be held in book-entry accounts subject to the direction of ArvinMeritor (or if ArvinMeritor elects, certificates therefor may be issued in the recipient's name but delivered to and held by ArvinMeritor). Unless otherwise provided in the applicable award agreement, (i) the Restricted Shares so held shall be delivered to the Non-Employee Director and cease to be Restricted Shares upon the earliest of (A) the date the restrictions set forth in the applicable award agreement lapse, (B) ten days after the Non-Employee Director retires from the Board after reaching age 72 and having served at least three years as a director or (C) the date the Non-Employee Director resigns from the Board or ceases to be a director by reason of the antitrust laws, compliance with ArvinMeritor's conflict of interest policies, death, disability or other circumstances the Board determines not to be adverse to the best interests of ArvinMeritor and (ii) if the Non-Employee Director ceases to be a director for any reason other than as described in clause (i)(B) or clause (i)(C) above prior to the date the restrictions set forth in the applicable award agreement lapse, all right, title and interest of the Non-Employee Director in such Restricted Shares shall be forfeited and such Restricted Shares shall be transferred to ArvinMeritor.

     (b) Discretionary Awards. At such times as the Board may determine, the Board may award to each Non-Employee Director, or to one or more designated Non-Employee Directors, such additional number of Restricted Shares as the Board in its sole discretion shall determine.

9.  STOCK OPTIONS.

     (a) Annual Grants. Immediately following each Annual Meeting of Shareowners of ArvinMeritor, each Non-Employee Director who is elected a director at, or was previously elected and continues as a director after, that Annual Meeting may be granted an option (Option) to purchase Shares. The number of Shares subject to Options, if any, so granted (the Annual Option Amount) shall be fixed from time to time by the Board.

     (b) Discretionary Grants. At such times as the Board may determine, the Board may grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, Options for such additional number of Shares as the Board in its sole discretion shall determine.

     (c) Exercise Price. The exercise price per Share for each Option granted under this Section 9 shall be one-hundred percent (100%) of the Fair Market Value (as defined below) of the Shares on the date of grant.

     (d) Exercise and Termination. The purchase price of the Shares with respect to which an Option or portion thereof is exercised shall be payable in full in cash, Shares valued at their Fair Market Value on the date of exercise, or a combination thereof. Unless otherwise provided in the applicable award agreement: (i) each Option may be exercised in whole or in part at any time after it becomes exercisable, (ii) each Option shall become exercisable in three approximately equal installments on each of the first, second and third anniversaries of the date the Option is granted and (iii) no Option shall be exercisable prior to one year or after ten years from the date of the grant thereof; provided, however, that (A) if the holder of an Option dies, the Option may be exercised from and after the date of the optionee's death for a period of three years (or until the expiration date specified in the Option if earlier) even if it was not exercisable at the date of death; (B) if an optionee retires after reaching age 72 and having served at least three years as a director, all Options then held by that optionee shall be exercisable even if they were not exercisable at the optionee's retirement date, provided, however, that each such Option shall expire at the earlier of five years after the date of the optionee's retirement or the expiration date specified in the Option; (C) if an optionee ceases to be a director by reason of disability or resignation from the Board for reasons of the antitrust laws, compliance with ArvinMeritor's conflict of interest policies or other circumstances that the Board determines not to be adverse to the best interests of ArvinMeritor, all Options then held by such optionee may be exercised from and after such termination date for a period of one year (or until the expiration date specified in the Option, if earlier), even if they were not exercisable at such termination date, unless otherwise determined by the Board; and (D) if an optionee ceases to be a director while holding unexercised Options for any reason not specified above, such Options are then void.

     (e) Nonassignability. Except as otherwise provided in an applicable award agreement, Options granted under the Plan are not transferable other than (i) by will or by the laws of descent and distribution or (ii) by gift to the grantee's spouse or natural, adopted or step-children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of the grantee's Immediate Family Members or to a family charitable trust established by the grantee or a member of the grantee's family.

10.  STOCK APPRECIATION RIGHTS.

     (a) Annual Grants. Immediately following each Annual Meeting of Shareowners of ArvinMeritor, each Non-Employee Director who is elected a director at, or was previously elected and continues as a director after, that Annual Meeting may be granted Stock Appreciation Rights (as defined below). The number of Stock Appreciation Rights, if any, so granted (the Annual SAR Amount) shall be fixed from time to time by the Board. Tandem SARs (as defined below) may be granted at the time of grant of an Option or at any time thereafter during the term of an Option.

     (b) Discretionary Grants. At such times as the Board may determine, the Board may grant to each Non-Employee Director, or to one or more designated Non-Employee Directors, awards of such additional number of Stock Appreciation Rights as the Board in its sole discretion shall determine.

     (c) Exercise and Other Terms. A Tandem SAR shall be exercisable only when and to the extent that the related Option is exercisable and in lieu thereof. Freestanding SARs (as defined below) may be granted on terms and conditions determined by the Committee, consistent with the provisions of the Plan. The payment to which the grantee of a Stock Appreciation Right is entitled upon exercise thereof may be made in Shares valued at their Fair Market Value on the date of exercise, or in cash or partly in cash and partly in Shares, as the Committee may determine. Upon exercise of a Tandem SAR and surrender of the related Option or part thereof, such Option, to the extent surrendered, shall not thereafter be exercisable, and the Shares covered by the surrendered Option shall not again be available for grants pursuant to the Plan. Upon exercise of a Freestanding SAR, any Shares delivered in payment thereof shall not again be available for grants pursuant to the Plan. Unless otherwise provided in the applicable award agreement: (i) each Freestanding SAR may be exercised in whole or in part at any time after it becomes exercisable, (ii) each Freestanding SAR shall become exercisable in three approximately equal installments on each of the first, second and third anniversaries of the date the Freestanding SAR is granted and (iii) no Freestanding SAR shall be exercisable prior to one year or after ten years from the date of the grant thereof; provided, however, that (A) if the holder of a Freestanding SAR dies, the Freestanding SAR may be exercised from and after the date of the Non-Employee Director's death for a period of three years (or until the expiration date specified in the Freestanding SAR if earlier) even if it was not exercisable at the date of death; (B) if a Non-Employee Director retires after reaching age 72 and having served at least three years as a director, all Freestanding SARs then held by that Non-Employee Director shall be exercisable even if they were not exercisable at the Non-Employee Director's retirement date, provided, however, that each such Freestanding SAR shall expire at the earlier of five years after the date of the Non-Employee Director's retirement or the expiration date specified in the Freestanding SAR; (C) if a Non-Employee Director ceases to be a director by reason of disability or resignation from the Board for reasons of the antitrust laws, compliance with ArvinMeritor's conflict of interest policies or other circumstances that the Board determines not to be adverse to the best interests of ArvinMeritor, all Freestanding SARs then held by such Non-Employee Director may be exercised from and after such termination date for a period of one year (or until the expiration date specified in the Freestanding SAR, if earlier), even if they were not exercisable at such termination date, unless otherwise determined by the Board; and (D) if a Non-Employee Director ceases to be a director while holding unexercised Freestanding SARs for any reason not specified above, such Freestanding SARs are then void.

     (d) Definitions. For purposes of the Plan, "Stock Appreciation Right" or "SAR" means a right granted to a Non-Employee Director (i) in conjunction with all or any part of any Option, which entitles the Non-Employee Director, upon exercise of such right, to surrender such Option, or any part thereof, and to receive a payment equal to the excess of the Fair Market Value on the date of such exercise of the Shares covered by such Option, or part thereof, over the purchase price of such Shares pursuant to the Option (a Tandem SAR) or (ii) separate and apart from any Option, which entitles the Non-Employee Director, upon exercise of such right, to receive a payment measured by the increase in the Fair Market Value of a number of Shares designated by such right from the date of grant of such right to the date on which the Non-Employee Director exercises such right (a Freestanding SAR).

11.  PRO RATA AWARDS.

     Each Non-Employee Director who is elected a director at any meeting of the Board shall receive effective immediately after that meeting an award of one hundred percent (100%) of the Annual RSU Amount, the Annual Share Amount, the Annual Restricted Share Amount, the Annual Option Amount and the Annual SAR Amount (the "Annual Grant Amount") if elected after an Annual Meeting of Shareowners and prior to May 1; an award of seventy-five percent (75%) of the Annual Grant Amount if elected between May 1 and July 31; an award of fifty percent (50%) of the Annual Grant Amount if elected between August 1 and

October 31; and an award of twenty-five percent (25%) of the Annual Grant Amount if elected between November 1 and the next Annual Meeting of Shareowners.

12. RESTRICTED SHARE UNITS OR RESTRICTED SHARES IN LIEU OF CASH COMPENSATION OR SHARES.

     (a) Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year as to which deferral of fees is to be applicable, to defer all or any portion of the cash retainer to be paid for Board or other service related to Board activities in the following calendar year through the issuance or transfer of Restricted Share Units or Restricted Shares, valued at the Fair Market Value of the Shares on the date when each payment of such retainer amount would otherwise be made in cash. Such Restricted Share Units or Restricted Shares shall be the same as and subject to the same provisions as are applicable to Restricted Share Units and Restricted Shares that may be awarded pursuant to Sections 6 and 8, respectively.

     (b) Each Non-Employee Director may elect each year, not later than December 31 of the year preceding the year in which an annual award of Shares is to be made pursuant to Section 7(a), to receive the annual award in the form of Restricted Share Units or Restricted Shares. Such Restricted Share Units or Restricted Shares shall be the same as and subject to the same provisions as are applicable to Restricted Share Units and Restricted Shares that may be awarded pursuant to Sections 6 and 8, respectively.

13.  AWARD AGREEMENTS.

     Each award or grant under the Plan may be evidenced by an award agreement setting forth such terms and conditions of the award or grant, not inconsistent with the terms of the Plan, as the Committee shall determine. In the event of any conflict between an award agreement and the Plan, the terms of the Plan shall govern.

14.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and outstanding awards or grants and award agreements and such adjustments and actions thereunder as the Board may deem appropriate under the circumstances.

15.  GOVERNMENT AND OTHER REGULATIONS.

     The obligations of ArvinMeritor to issue or deliver Shares under the Plan or upon exercise of Options granted under the Plan shall be subject to (a) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended, and (b) the condition that such Shares shall have been duly listed on the New York Stock Exchange.

16.  AMENDMENT AND TERMINATION OF THE PLAN.

     The Plan may be amended by the Board in any respect, provided that, without shareowner approval, no amendment shall (a) materially increase the number of Shares available under the Plan (other than adjustments pursuant to Section 14),
(b) expand the types of awards available under the Plan, (c) materially expand the class of directors eligible to participate in the Plan, (d) materially change the method of determining the exercise price of Options under the Plan or
(e) otherwise be effective to the extent that shareowner approval is necessary to comply with applicable requirements of the New York Stock Exchange. The Plan may also be terminated at any time by the Board. Termination of the Plan shall not affect the rights of Non-Employee Directors with respect to awards previously granted to them and all unexpired awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

17.  MISCELLANEOUS.

     (a) Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with ArvinMeritor.

     (b) For purposes of the Plan, the "Fair Market Value" of Shares means the closing sale price of the Shares as reported in the New York Stock
Exchange -- Composite Transactions on the date of a determination (or on the next preceding day that Shares were traded if they were not traded on the date of a determination).

     (c) Notwithstanding any other provision of the Plan, if a Change of Control as defined in Section 8.10 of ArvinMeritor's Amended By-Laws shall occur, then, unless prior to the occurrence thereof the Board of Directors shall determine otherwise by vote of at least two-thirds of its members, (i) all Options and Stock Appreciation Rights then outstanding pursuant to the Plan shall forthwith become fully exercisable whether or not then exercisable, (ii) the restrictions on all Restricted Shares awarded under the Plan shall forthwith lapse and (iii) all outstanding Restricted Share Units shall forthwith be paid or settled by the issuance of Shares thereunder.

     (d) To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

[ARVINMERITOR LOGO]                                    YOUR VOTE IS IMPORTANT
                                                    VOTE BY INTERNET / TELEPHONE
                                                   24 HOURS A DAY, 7 DAYS A WEEK

                                    INTERNET

HTTPS://WWW.PROXYVOTENOW.COM/ARM

-     Go to the website address listed above.
-     HAVE YOUR PROXY CARD READY.
-     Follow the simple instructions that appear on your computer screen.

                                       OR

                                    TELEPHONE

                                 1-866-209-1708

-     Use any touch-tone telephone.
-     HAVE YOUR PROXY CARD READY.
-     Follow the simple recorded instructions.

                                       OR

                                      MAIL

-     Mark, sign and date your proxy card.
-     Detach your proxy card.
-     Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. IF YOU HAVE SUBMITTED YOUR PROXY BY TELEPHONE OR THE INTERNET THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY.

1-866-209-1708

CALL TOLL-FREE TO VOTE

    * DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET *

MARK, SIGN, DATE AND
RETURN THE PROXY
CARD PROMPTLY USING
THE ENCLOSED
ENVELOPE.                                                    [X]

                                                       VOTES MUST BE
                                                       INDICATED (X) IN
                                                       BLACK OR BLUE INK.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (1), (2) AND (3).

(1) The election of directors

FOR all nominees  [ ]    WITHHOLD AUTHORITY to vote  [ ]    *EXCEPTIONS  [ ]
listed below             for all nominees listed below

Nominees for a term expiring in 2007: 01 - Rhonda L. Brooks,
                                      02 - William R. Newlin,
                                      03 - Terrence E. O'Rourke,
                                      04 - Larry D. Yost
Nominee for a term expiring in 2005:  05 - Richard W. Hanselman

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW).

*Exceptions ______________________________________________________________

                                                        FOR  AGAINST   ABSTAIN

2. The selection of auditors                            [ ]     [ ]      [ ]

3. Approval of the 2004 Directors Stock Plan            [ ]     [ ]      [ ]

                                To change your address, please mark
                                this box.                                [ ]

                                Annual Report - Mark here to
                                discontinue mailing of annual
                                report to shareowners for this
                                account (for multiple account
                                holders only).                           [ ]

                                I will attend the annual meeting.        [ ]

S C A N  L I N E

NOTE: Please sign, date and return the proxy card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more then one person, each should sign the proxy.

Date _______ Share Owner sign here ____________ Co-Owner sign here _____________

                               ARVINMERITOR, INC.

            PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE,
                     AND/ OR WELLS FARGO BANK, N.A., TRUSTEE

The undersigned hereby appoints William D. George, Jr. Charles H. Harff, and Larry D. Yost, jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at the Hyatt Regency Tampa Hotel, Two Tampa City Center, 211 North Tampa Street, Tampa, Florida 33602, on February 18, 2004, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated to accounts of the undersigned under the ArvinMeritor, Inc. Savings Plan and the ArvinMeritor, Inc. Employees Savings Plan, and provides directions to Wells Fargo Bank, N.A., Trustee, to vote shares of common stock of the Company allocated to accounts of the undersigned under the various Rockwell Automation, Inc. Savings Plans (Rockwell Automation Retirement Savings Plan for Salaried Employees, Rockwell Automation Retirement Savings Plan for Hourly Employees, Rockwell Automation Savings and Investment Plan for Represented Hourly Employees, Rockwell Automation Retirement Savings Plan for Represented Hourly Employees, and Rockwell Automation Retirement Savings Plan for Certain Employees), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

The undersigned also provides directions to Wells Fargo Bank, N.A., Trustee, to vote all such shares allocated to Rockwell Automation Savings Plan accounts of the undersigned as it deems proper on such other matters as may properly come before the meeting.

WHERE A VOTE IS NOT SPECIFIED:

      - THE PROXIES WILL VOTE ALL SUCH SHARES OWNED OF RECORD FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS (2) AND (3) AND WILL VOTE AS THEY DEEM PROPER ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING;

      - WELLS FARGO, AS TRUSTEE, WILL VOTE ALL SUCH SHARES ALLOCATED TO THE ROCKWELL AUTOMATION SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED AS IT DEEMS PROPER ON PROPOSALS (1), (2) AND (3) AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING; AND

      - T. ROWE PRICE, AS DIRECTED TRUSTEE, WILL VOTE ALL SUCH SHARES ALLOCATED TO THE ARVINMERITOR SAVINGS PLAN AND EMPLOYEES SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED ON PROPOSALS (1), (2) AND (3) IN THE SAME MANNER AND PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.

                   TO PARTICIPANTS IN THE ROCKWELL AUTOMATION
                                  SAVINGS PLANS

Please vote in accordance with the instructions on the reverse side of this card by February 11, 2004. If you do not properly vote by that date, Wells Fargo Bank, N.A., as Trustee for the Rockwell Automation Savings Plans, will vote the shares allocated to your Savings Plan accounts as it deems proper.

                           ARVINMERITOR, INC.
                           P.O. BOX 11012
                           NEW YORK, N.Y. 10203-0012